AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 28, 2008

REGISTRATION NO. 333-148883

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 2 to Registration Statement on Form SB-2)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 SPECTRUMDNA, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	Pending
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

1700 Park Avenue, Suite 2020 P.O. Box 682798 Park City, Utah 84068 (435) 658-1349
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Banister Chief Executive Officer 1700 Park Avenue, Suite 2020 P.O. Box 682798 Park City, Utah 84068 (435) 658-1349
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 COPIES TO:

David M. Kaye, Esq.
Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
(973) 443-0600
(973) 443-0609 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share(1)	24,000,000	$0.55	$13,200,000.00	$518.76(3)

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(2)
Offering price computed in accordance with Rule 457(c). The price of $0.55 is a fixed price at which the selling stockholders identified herein may sell their shares until the Registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED ___________, 2008

PROSPECTUS
24,000,000 SHARES

SpectrumDNA, Inc.

COMMON STOCK

By means of this prospectus, certain shareholders are offering to sell up to 24,000,000 shares of common stock of SpectrumDNA, Inc. par value $0.001 per share.

SpectrumDNA, Inc. will not receive any proceeds from the sale of its common stock by the shareholders whose shares are being registered pursuant hereto. SpectrumDNA, Inc. will pay the expenses of this offering. There is no underwriter and proceeds to the selling shareholders are expected to be $13,200,000 if all shares of common stock offered hereunder are sold.

The securities being offered hereby are not listed on any national securities exchange or the Nasdaq Stock Market. The price of $0.55 is a fixed price at which the selling stockholders identified herein may sell their shares until the registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

The date of this prospectus is _________, 2008.

TABLE OF CONTENTS

Prospectus Summary	1

Notice about Forward Looking Statements	2

Risk Factors	2

Use of Proceeds	6

Market for Common Equity and Related Stockholder Matters	6

Determination of Offering Price	7

Dilution	8

Management’s Discussion and Analysis of Financial Condition and Results of Operations	8

Description of Business	11

Description of Property	20

Legal Proceedings	21

Management	21

Executive Compensation	23

Certain Relationships and Transactions and Corporate Governance	24

Security Ownership of Certain Beneficial Owners and Management	25

Description of Securities	26

Indemnification for Securities Act Liabilities	27

Selling Stockholders	27

Plan of Distribution	32

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	33

Legal Matters	33

Experts	33

Available Information	33

Financial Statements	F-1

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

About Us

SpectrumDNA, Inc. was incorporated under the laws of the State of Delaware on January 16, 2008 under the name SpectrumDNA Holdings, Inc. to enable its now wholly-owned subsidiary, formerly known as SpectrumDNA, Inc. (now known as SpectrumDNA Studios, Inc.) to implement a holding company organizational structure. Effective as of January 22, 2008, we reorganized into a holding company structure whereby SpectrumDNA, Inc. became a wholly-owned subsidiary of SpectrumDNA Holdings, Inc. pursuant to an Agreement and Plan of Merger dated as of January 18, 2008 whereby SpectrumDNA, Inc. changed its name to SpectrumDNA Studios, Inc. and SpectrumDNA Holdings, Inc. changed its name to SpectrumDNA, Inc.

SpectrumDNA Studios, Inc. (formerly SpectrumDNA, Inc.) is a Delaware corporation. It was originally incorporated in the State of Utah in May 2006, and on September 11, 2006 was reorganized as a Delaware corporation as a result of a merger into a newly formed Delaware corporation incorporated on September 7, 2006 which took the Utah corporation’s name and became the surviving entity of the merger. The “DNA” in the corporate name stands for “digital networked applications.”

Cooshoo, Inc. is a Delaware corporation (formerly a Utah corporation) which is a wholly-owned subsidiary of SpectrumDNA Studios, Inc. and owns and operates the Cooshoo enginet. See “Business - Our Enginet Properties” below.

References herein to “we”, “us”, “our” or the “Company” refer to SpectrumDNA, Inc. and its direct and indirect wholly-owned subsidiaries.

We are a development and holding company for consumer and business applications for the web and mobile wireless. These applications are sometimes referred to in the press and industry as Web 2.0 applications, web engines, networked engines or “enginets”. Enginets are applications delivered via networked media (like the Web and wireless) that are designed to engage a target audience around a particular type of human behavior, like dating, creating, sharing of content (often music, video and written content), social networking, ecommerce and trading, among a variety of others.

Our corporate address is 1700 Park Avenue, Suite 2020, P.O. Box 682798, Park City, Utah 84068. Our telephone number is (435) 658-1349. The Company’s website is http://www.spectrumdna.com.

Summary of the Offering

Common stock offered by the Company:	None

Common stock offered by selling stockholders:	24,000,000 shares.

Capital stock outstanding:	As of the date hereof, we had outstanding 48,634,242 shares of common stock; and options to purchase 8,510,180 shares of common stock.

Proceeds to the Company:	We will not receive proceeds from the resale of shares by the selling stockholders.

OTC Bulletin Board Symbol:	None

We are registering for resale common stock issued as follows:

•
6,000,000 shares issued pursuant to our private placement offering of our common stock at $0.50 per share, which offering was conducted from September 2006 through June 2007, as more fully described herein.

•	17,973,333 shares issued to founders and other investors prior to our private placement offering.

•	26,667 shares issued to our Chief Operating Officer and a former employee subsequent to our private placement offering.

NOTICE ABOUT FORWARD LOOKING STATEMENTS

When used in this prospectus, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “intend,” “plans”, and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends which may affect our future plans of operations, business strategy, operating results and financial position. Forward looking statements in this prospectus include without limitation statements relating to trends affecting our financial condition or results of operations, our business and growth strategies and our financing plans. Such statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this prospectus, before deciding to buy our securities.

WE HAVE HAD A LIMITED OPERATING HISTORY AND LIMITED REVENUES SO FAR. Our business originally began in July 2006. Since then, we have had limited revenues. For the year ended December 31, 2006, we had no revenues and for the year ended December 31, 2007, we had revenues of only $53,952. Our likelihood of success must be considered in light of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, unforeseen expenses, complications and delays, established competitors and other factors. Irrespective of the quality of our enginet properties and skills of management, we may still never achieve profitable operations. Any investment in the Company is therefore highly speculative and could result in the loss of the entire investment.

WE HAVE SUFFERED OPERATING LOSSES SINCE INCEPTION ANY MAY NEVER BECOME PROFITABLE. For the years ended December 31, 2006 and 2007, we suffered net losses of $301,652 and $1,832,975, respectively. We cannot predict whether our current or prospective business activities will ever generate enough revenue to be profitable. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in the Company.

WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO SUCCESSFULLY OPERATE OR EXPAND OUR BUSINESS. As of December 31, 2007 we had $1,833,552 in cash and total liabilities of $68,012. While management believes our current finances will enable us to implement our plans and satisfy our estimated financial needs for at least the next 12 months, such belief cannot give rise to an assumption that cost estimates are accurate or that we will in fact have sufficient working capital for the foreseeable future. Our continued operations after such period will depend upon the availability of cash flow from operations and/or our ability to raise additional funds through various financing methods. If sales or revenues do not meet expectations, or cost estimates for development and expansion of business prove to be inaccurate, we will require additional funding. There can be no assurance that additional financing will be available on satisfactory terms, if at all.

OUR ENGINET PROPERTIES ARE IN VARIOUS STAGES OF DEVELOPMENT; NO ASSURANCE THAT EACH WILL LAUNCH. We currently have six enginets properties in various stages of development and we cannot guaranty that each will ultimately launch. We expect and intend that, from time to time, market analysis, user feedback, operational performance and other considerations will prompt us to terminate further development or operation of some enginets. There is no assurance that we will be able to successfully manage this process and deliver compelling content to users.

IF WE ARE UNABLE TO ATTRACT A SIGNIFICANT NUMBER OF USERS OF OUR ENGINETS, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES. In order to operate our enginets profitably, we must attract sufficient users, including users who regularly visit and use our enginets. Our ability to attract advertisements and other sources of revenues for our enginets will be dependent upon various metrics, including the number of unique visitors, the number of unique page views, and the number of repeat visitors. For example. these metrics help advertisers determine whether or not to advertise on our website and the price which we will receive from them. If we unable to attract sufficient users, we will not generate sufficient revenues and your investment may be jeopardized.

INTENSE COMPETITION IN THE INTERNET INDUSTRY COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO SECURE A MARKET SHARE SUFFICIENT TO SUSTAIN OPERATIONS. The internet industry is highly competitive, rapidly evolving and subject to constant technological change. As the markets for internet based products and services and online advertising continue to grow, we expect that competition will intensify. Barriers to entry are minimal and competitors can offer products and services at a relatively low cost. We compete for the time, attention and usage of a broad spectrum of consumers and internet users, and also compete for marketing, advertising and purchasing budgets of a broad range of businesses. Many companies offer properties that compete with our properties for user attention and partner, advertiser and subscriber budgets, including large companies such as Yahoo, Google, Microsoft, News Corporation and YouTube, as well as start-ups such as Digg, and others about which we may not yet know. In addition, other existing and new development and holding companies exist and are emerging, such as Internet Capital Group or Demand Media, Inc., with portfolio strategies similar to ours. These companies may be or may become directly competitive with our business. We also expect that additional companies will offer competing products in the future. Furthermore, competitors of our enginet properties may develop products or services that are superior to, or have greater market acceptance than, the enginets we develop.

Competitors against our properties may have greater brand recognition and greater financial, marketing and other resources than we do. This may place our properties at a disadvantage in responding to their competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Many competitors have (i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and (iv) larger consumer bases than us. These advantages afford competitors the ability to (a) offer greater pricing flexibility, (b) offer more attractive incentive packages to encourage prospective partners to do business with competitive properties, (c) negotiate more favorable contracts with affiliates, partners and service providers and (d) negotiate more favorable contracts with other suppliers. We believe that additional competitors may be attracted to the market, including media companies, marketing and advertising firms, internet companies, startups and others. We also believe that existing competitors are likely to continue to expand their service offerings to appeal to advertisers and consumers.

Our ability to compete effectively in the internet industry will depend upon our ability to (i) provide high quality properties and services with usage and advertising prices competitive with, or lower than, those charged by our competitors; (ii) develop new and innovative products and services; and (iii) exhibit a high degree of agility and adaptability in our properties, our operations and our business strategies. There can be no assurance that competition from existing or new competitors or changes in internet user trends, habits or expectations affected by such competitors will not have a material adverse effect on our business, financial condition and results of operations, or that we will be able to compete successfully in the future.

WE MAY NOT BE ABLE TO ADAPT TO RAPID TECHNOLOGICAL AND OTHER CHANGES AS QUICKLY AS OUR COMPETITORS.  The internet industry is characterized, in part, by rapid growth, evolving industry standards, significant technological changes and frequent product enhancements. These characteristics could render our existing systems and strategies obsolete, and require us to continue to develop and implement new products and services, anticipate changing consumer demands and respond to emerging industry standards and technological changes. We intend to evaluate these developments and others that may allow us to improve service to our customers. However, no assurance can be given that we will be able to keep pace with rapidly changing consumer demands, technological trends and evolving industry standards. The failure to keep up with such changes is likely to have a material adverse effect on our business, long term growth prospects and results of operations.

GOVERNMENT REGULATION. The availability and wide use of the internet and Web are relatively recent developments. Although the development, deployment and operation of enginets using the internet and Web are currently permitted by United States law and largely unregulated within the United States, some foreign governments have adopted laws and/or regulations restricting certain kinds of applications and content. Overall, industry experts generally characterize the current regulatory environment for most internet companies as favorable. However, more aggressive domestic or international regulation of the internet in general may materially and adversely affect our business, financial condition, operating results and future prospects. In the United States, Congress has begun to adopt legislation that regulates certain aspects of the internet, including online content, user privacy, taxation, liability for third party activities and jurisdiction. Federal, state, local and foreign governments also are considering other legislative and regulatory proposals that would regulate the internet in more and different ways than exist today. It is impossible to predict whether new taxes will be imposed on our services, and depending upon the type of such taxes, whether and how we would be affected. Increased regulation of the internet both in the United States and abroad may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the internet or otherwise materially adversely affect our business, financial condition or operational results.

INTERNATIONAL OPERATIONS POSE ADDITIONAL CHALLENGES AND RISKS. The bulk of our software development is, and likely will continue to be, performed by offshore software engineers, currently primarily located in the Philippines and Venezuela. Although offshore developers receive specifications and direction from our onshore creative and technical team, and are then led and managed on a day-to-day basis through the engineering, development and testing process by our onshore development and engineering managers, no assurance can be given that this process can be effectively managed and controlled. In addition, we face numerous risks associated with conducting business outside of the United States, such as but not limited to changes in foreign currency regulatory requirements, imposition of foreign tariffs, political and economic instability, foreign currency exchange rate fluctuations, and complications associated with enforcing legal agreements in certain foreign countries, any of which could negatively affect our results of operations and financial condition.

SERVICE INTERRUPTIONS OR IMPEDIMENTS COULD HARM OUR BUSINESS. Our operations are vulnerable to damaging software programs, such as computer viruses and worms. Certain of these programs have disabled the ability of computers to access the internet, requiring users to obtain technical support. Other programs have had the potential to damage or delete computer programs. The development and widespread dissemination of harmful programs has the potential to seriously disrupt internet usage. If internet usage is significantly disrupted for an extended period of time, or if the prevalence of these programs results in decreased residential internet usage, our business could be materially and adversely impacted. In addition, our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers are protected against damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins, acts of war or terrorism and similar events. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problem that impacts this location or our third-party providers’ networks could cause interruptions in the services that we provide. Such interruptions in our services could have a material adverse effect on our ability to provide internet services to our subscribers and, in turn, on our business, financial condition and results of operations.

FAILURE TO PROPERLY MANAGE OUR POTENTIAL GROWTH POTENTIAL WOULD BE DETRIMENTAL TO HOLDERS OF OUR SECURITIES. Since we have limited operating history, any significant growth will place considerable strain on our financial resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employees and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

ABSENCE OF DIVIDENDS. We have never declared or paid any cash dividends on our Common Stock and do not currently intend to pay cash dividends on our Common Stock in the foreseeable future.

THE COMPANY IS SUBJECT TO CONTROL BY TWO OF OUR PRINCIPAL OFFICERS. Two of our principal officers, James A. Banister and Robin Rankin, beneficially own approximately 76.5% of the voting shares of the Company. As a result, such persons will possess meaningful influence and control over the Company, and will be able to control and direct the Company’s affairs, including the election of directors and approval of significant corporate transactions.

DEPENDENCE ON FOUNDERS AND PERSONS TO BE HIRED; NO EMPLOYMENT AGREEMENTS. Our success will be dependent to a significant degree, upon the continuing contributions of our key executive officers. We do not have an employment agreement with any of our officers. Therefore, we cannot guarantee that we can retain these individuals. In addition, we have not obtained “key man” life insurance on the lives of any of the members of our management team. Investors should note that it may be difficult for us to find adequate replacements for these key individuals. In addition, we will need to attract and retain additional talented individuals in order to carry out our business objectives. The competition for such persons is intense and there are no assurances that these individuals will be available to us.

DIRECTOR AND OFFICER LIABILITY IS LIMITED. As permitted by Delaware law, the Company’s certificate of incorporation limits the personal liability of directors to the fullest extent permitted by the provisions of the Delaware General Corporation Law. As a result of the Company’s charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF EQUITY SECURITIES, OR DETERMINE IN THE FUTURE TO REGISTER ADDITIONAL COMMON STOCK, YOUR PERCENTAGE OWNERSHIP WILL BE REDUCED, YOU WILL EXPERIENCE DILUTION WHICH COULD SUBSTANTIALLY DIMINISH THE VALUE OF YOUR STOCK AND SUCH ISSUANCE MAY CONVEY RIGHTS, PREFERENCES OR PRIVILEGES SENIOR TO YOUR RIGHTS WHICH COULD SUBSTANTIALLY DIMINISH YOUR RIGHTS AND THE VALUE OF YOUR STOCK. We may issue additional shares of Common Stock for various reasons and may grant additional stock options to employees, officers, directors and third parties. If we determine to register for sale to the public additional shares of Common Stock or other debt or equity securities in any future financing or business combination, a material amount of dilution can be expected to cause the market price of the Common Stock to decline. One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

In order for us to obtain additional capital or complete a business combination, it may find it necessary to issue securities, including but not limited to debentures, options, warrants or shares of preferred stock, conveying rights senior to those of the holders of Common Stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent senior rights are conveyed, the value of the Common Stock can be expected to decline.

THE EXISTENCE OF OUTSTANDING OPTIONS MAY HARM OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND THEIR EXERCISE WILL RESULT IN DILUTION TO YOUR INTERESTS. We have outstanding options to purchase an aggregate of 8,510,180 shares of our common stock. While these options are outstanding, our ability to obtain future financing may be harmed since such options represent an outstanding obligation to sell shares of common stock at a price which may be significantly below then-current market prices. Upon exercise of these options, dilution to your ownership interests will occur as the number of shares of Common Stock outstanding increases.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF THE COMPANY’S SECURITIES. We plan to request the assistance of a broker-dealer to serve as market maker of our Common Stock and apply to the OTC Bulletin Board for the quotation of our Common Stock in the near future. At such time as our Common Stock begins trading following effectiveness of this registration statement, we will likely be subject to rules pertaining to “penny stocks”. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. It is unlikely our shares will have a market price of or greater than $5.00 per share. As a result, the Company’s Common Stock will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and “accredited investors”. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell shares of the Company’s Common Stock and may affect the ability of investors to sell such shares of Common Stock in the secondary market and the price at which such investors can sell any of such shares.

Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The Company’s management is aware of the abuses that have occurred historically in the penny stock market.

USE OF PROCEEDS

Proceeds from this offering of Common Stock will inure directly to the selling shareholders hereunder. We will not receive any proceeds from the sale of the Common Stock by the shareholders whose shares are being registered pursuant hereto.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there were approximately 80 record owners of our Common Stock. Currently, there is no public market for our stock. Our securities are not listed for trading on any exchange or quotation service.

44,625,000 shares of our common stock could potentially be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Currently, Rule 144 provides, among other things, that persons holding restricted securities for a period of one year may each sell, assuming all of the conditions of Rule 144 are satisfied, in brokerage transactions every three months an amount of restricted securities equal to one percent of our outstanding shares of common stock, or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. Rule 144 also provides that, after holding such securities for a period of two years, a non-affiliate of the company may sell those securities without restriction, other than the requirement that we are current with respect to our information reporting requirements.

The SEC recently announced that, effective February 15, 2008, the holding period for the resale of restricted securities of reporting companies will be shortened from one year to six months. Additionally, the SEC substantially simplified Rule 144 compliance for non-affiliates by allowing non-affiliates of reporting companies to freely resell restricted securities after satisfying a six-month holding period (subject only to the Rule 144(c) public information requirement until the securities have been held for one year) and by allowing non-affiliates of non-reporting companies to freely resell restricted securities after satisfying a 12-month holding period.

As of the date hereof, we have outstanding options to purchase 8,510,180 shares of common stock. There are no other outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders.

Dividends

Holders of Common Stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. We have not paid any dividends and do not have any current plans to pay any dividends.

Transfer Agent

The transfer agent for our common stock is Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044. Its telephone number is (973) 239-2712.

 Equity Compensation Plan Information

Information regarding equity compensations plans, as of December 31, 2007, is set forth in the table below:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	8,510,180(1)	$0.41	N/A

Total	8,510,180	$0.41	-0-

(1)	Represents shares underlying the individual grant of options.

DETERMINATION OF OFFERING PRICE

The per share sales price of the shares sold in the Company’s private placement from October 2006 to June 2007 was $0.50. The per share offering price herein is $0.55. It is a fixed price at which the selling stockholders identified herein may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. The per share offering price of the Common Stock was chosen based on the last completed offering price of Common Stock to accredited investors pursuant to an exempt private placement. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to request the assistance of a market maker to apply to the OTC Bulletin Board for the quotation of the Common Stock. If the Common Stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to existing shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the consolidated financial statements of SpectrumDNA, Inc. and the notes thereto appearing elsewhere in this filing. Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward looking statements.”

Our business and results of operations are affected by a wide variety of factors, many of which are discussed under the heading “Risk Factors” and elsewhere in this prospectus, which could materially and adversely affect us and our actual results. As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Projections and Forward-Looking Statements

When used in this prospectus, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “intend,” “plans”, and similar expressions are intended to identify forward-looking statements. Given the early stage of our Company, most of the statements made herein are forward-looking. Such statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Overview

SpectrumDNA, Inc. is a development stage company that builds consumer and business applications for the Web and mobile wireless. These applications are sometimes referred to in the press and industry as Web 2.0 applications, web engines, networked engines or “enginets”.

Enginets are applications delivered via networked media (like the Web and wireless) that are designed to engage a target audience around a particular type of human behavior, like dating, creating, sharing of content (often music, video and written content), social networking, ecommerce and trading, among a variety of others. (for more on the specific nature of the company’s products, please see the “Business” section on page 10).

Plan of Operation

We are structured around a three-tier value-building strategy, and to-date we have focused primarily on the first two.

The first value-tier is in the production infrastructure we have designed and implemented for scalability, repeatability and parallelization in building enginets. This includes (a) the formalization and institution of a proprietary methodology called “enginetworking,” created by James A. Banister, our Chief Executive Officer; (b) the institution of agile-adaptive techniques for enterprise management (see “Description of Business - Overview”), sales and marketing and software development, and training of our staff in agile-adaptive techniques; and (c) the design, implementation and operation of a physical and technical infrastructure for development, coding, hosting and distribution of enginets that scales, and which can handle multiple simultaneous projects at once. Our production infrastructure is designed to adapt and evolve with the marketplace and emerging technologies, but is also effective in quickly and efficiently building digital networked applications. A significant portion of our expenses to date pertain to our building this scalable foundation, which is critical to long-term sustainability of our business.

The second value-tier is building enginets that we wholly own, or partially own. We leverage our production infrastructure to build them quickly, inexpensively, and plentifully. There is intrinsic value to well-built, unique software that offers a valuable function to the marketplace. The value is a combination of the actual software codebase, the underlying intellectual property, and any traffic/usage by audiences gleaned organically, or through low-cost viral marketing. The first enginets we have launched are the Addictionary (http://www.addictionary.org), an enginet built for user-generated content, community and commerce around word-play; and cooshoo.com (http://www.cooshoo.com), a geo-social networking enginet. These two enginets served as prototypes for the processes developed and implemented in the production infrastructure; and to-date the primary business focus for these first enginets has been for process testing (related to the production infrastructure), market testing, community building and partnership development, not revenue. We were able to generate revenue for our first test of the cooshoo enginet, through a partnership with software giant SAP and its users-group conference ASUG’07; which served as both a proof-of-concept for the enginet, and market test for whether a partner/client will pay for “enginet rental.” The test provided valuable feedback which we used to iterate and improve the v2 cooshoo enginet.

We currently have several other un-launched enginet properties in-development.

The third value tier is building enterprises. The enginetworking process necessarily includes considering and designing commercial capability into each enginet. By using our proprietary production infrastructure, we can design, build and launch an enginet quickly and economically. During the design and development process, we consider each enginet in light of traffic-building and revenue-generation, and what results is a characteristic commercial profile on how each enginet can vector towards becoming a standalone, self-sufficient, profitable enterprise. In support of this endeavor, each enginet at some point in its life may be incorporated into a wholly-owned subsidiary of SpectrumDNA, Inc. so that partnerships or direct-investments may be made with the subsidiary, and/or the enginet enterprise may be spun out, sold or otherwise made independent. Our technical and business structure provides maximum business flexibility, while still enabling us to package multiple enginets, or cross-promote. Cooshoo.com is the first, which is wholly-owned by SpectrumDNA, Inc.

Our revenue model is manifold, affording us flexibility in the marketplace. It is the nature of enginets that they can evolve and change with market conditions, and experiential data. Like the software industry (such as Oracle, SAP and Microsoft) each enginet can be looked at as a software application—with intrinsic value in intellectual property and codebase—whose potential value can be realized by selling/leasing the software to entities who have need for it (e.g. Microsoft Word has more value in usage by a writer than unsold on a shelf). So, each of our enginets has the opportunity to be sold for its intrinsic value as a tool that another institution has application for, regardless of inherent, usage, traffic or revenue of that enginet built organically; or leased to similar institutions and individuals for their own idiosyncratic application. But we believe it is the nature of enginets that they can stand alone—technically and economically—if the right combination of function, form and marketing is struck.

To date, our focus has been production infrastructure and building enginets with intrinsic value. Revenue has been minimal to this point, by design. Going forward, we intend to iterate and improve our production infrastructure, build more enginets and streamline those we have already built; and we will add a marketing focus that serves the third-tier in our value platform: build enterprises around our enginets that generate revenue to the Company.

We anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will depend, in part, on the amount of growth in our revenues from consumer acceptance and use of our products; the number of partnerships we are able to form with advertisers and marketers to use our enginets; and our ability to garner direct investment into our individual enginet enterprises.

Employees

As of December 31, 2007 we had seven employees. We also engage a number of consultants and outside contractors, primarily in Venezuela and the Philippines.

It is expected that in the next 12 months we will seek to employ one or two additional employees to augment the marketing, business development and sales efforts.

Results of Operations

For the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Revenues for the year period ended December 31, 2007 were $53,952, compared to $-0- for the year ended December 31, 2006. This revenue in the current period resulted from sales relating to the cooshoo enginet and various service functions. Cost of sales was $43,949 for the year ended December 31, 2007, compared to $-0- for the comparable period of 2006. Cost of sales was constituted primarily of the amortization of product development expenses.

Total operating expenses for the 2007 fiscal year were $1,918,773, compared to $303,575 for the comparable period of 2006, an increase of 532%. The increased operating expenses in 2007 resulted primarily from related increases in salaries and wages ($1,453,982 in 2007 compared to $83,518 in 2006), and product development expenses ($157,760 in 2007 compared to $25,557 in 2006). The large increase in salaries and wages is constituted largely of stock-based compensation. The Company recognized $813,420 in expenses pertaining to common stock and stock options granted for services rendered. These increases in expenses were partially offset by an increase in interest income during the period $63,027 during 2007 compared to $1,923 during 2006).

We recognized a net loss of $1,832,975 for the year ended December 31, 2007 compared to a loss of $301,652 for the year ended December 31, 2006, an increase of 507%. This increased net loss was primarily the result of increased operating expenses, partially offset by an increase in interest income. Our basic and diluted net loss per share was $0.04 for the year ended December 31, 2007, compared to $0.01 for the comparable period of 2006.

Liquidity and Capital Resources

In June 2006, we received an initial investment of $100,000 from two investors, and received an additional $100,000 investment from the same investors as a result of their exercising of warrants in November 2006. In June 2007, we successfully completed a $3,000,000 private placement of our common stock.

As of December 31, 2007 we had $1,833,552 in cash and total liabilities of $68,012. While management believes our current finances will enable us to implement our plans and satisfy our estimated financial needs for at least the next 12 months, such belief cannot give rise to an assumption that cost estimates are accurate or that we will in fact have sufficient working capital for the foreseeable future.

Our continued operations after such period will depend upon the availability of cash flow from operations and/or our ability to raise additional funds through various financing methods. If sales or revenues do not meet expectations, or cost estimates for development and expansion of business prove to be inaccurate, we will require additional funding. If additional capital cannot be obtained, we may have to delay or postpone acquisitions, development or other expenditures which can be expected to harm our competitive position, business operations and growth potential. There can be no assurance that cash flow from operations will be sufficient to fund our financial needs, or if such cash flow is not sufficient, that additional financing will be available on satisfactory terms, if at all. Changes in capital markets and the cost of capital are unpredictable. Any failure to obtain such financing, or obtaining financing on unfavorable terms, can be expected to have a material adverse effect on our business, financial condition, results of operations and future business prospects.

Capital Commitments

The Company currently has no material commitments for capital expenditures. We expect to incur approximately $100,000 in accounting and legal costs with respect to our becoming a publicly reporting company. We anticipate paying these costs by means of our current cash reserves, or through the fundraising efforts discussed in the preceding paragraph.

DESCRIPTION OF BUSINESS

Overview

SpectrumDNA, Inc. (www.spectrumdna.com) was incorporated under the laws of the State of Delaware on January 16, 2008 under the name SpectrumDNA Holdings, Inc. to enable its now wholly-owned subsidiary, formerly known as SpectrumDNA, Inc. (now known as SpectrumDNA Studios, Inc.) to implement a holding company organizational structure. Effective as of January 22, 2008, we reorganized into a holding company structure whereby SpectrumDNA, Inc. became a wholly-owned subsidiary of SpectrumDNA Holdings, Inc. pursuant to an Agreement and Plan of Merger dated as of January 18, 2008 whereby SpectrumDNA, Inc. changed its name to SpectrumDNA Studios, Inc. and SpectrumDNA Holdings, Inc. changed its name to SpectrumDNA, Inc.

SpectrumDNA Studios, Inc. (formerly SpectrumDNA, Inc.) is a Delaware corporation. It was originally incorporated in the State of Utah in May 2006, and on September 11, 2006 was reorganized as a Delaware corporation as a result of a merger into a newly formed Delaware corporation incorporated on September 7, 2006 which took the Utah corporation’s name and became the surviving entity of the merger. The “DNA” in the corporate name stands for “digital networked applications.”

Cooshoo, Inc. is a Delaware corporation (formerly a Utah corporation) which is a wholly-owned subsidiary of SpectrumDNA Studios, Inc. and owns and operates the Cooshoo enginet. See “Business - Our Enginet Properties” below.

References herein to “we”, “us”, “our” or the “Company” refer to SpectrumDNA, Inc. and its direct and indirect wholly-owned subsidiaries.

We are a development and holding company for consumer and business applications for the web and mobile wireless. These applications are sometimes referred to in the press and industry as Web 2.0 applications, web engines, networked engines or “enginets”. Enginets are applications delivered via networked media (like the Web and wireless) that are designed to engage a target audience around a particular type of human behavior, like dating, creating, sharing of content (often music, video and written content), social networking, ecommerce and trading, among a variety of others.

We have created and applied a method for conceiving, developing, launching, promoting and monetizing enginets, called enginetworking (see “Description of Business - Enginet Development Process”). We have also implemented agile-adaptive management and programming techniques that allow us to quickly change our enginets, sometimes within weeks, to adapt to partner/customer demands, or market forces. Agile-Adaptive is a well-known software development management approach, and due to its success is now broadening to become an emerging strategy of corporate management. “Agile” means to swiftly sense and respond to changes in a commercial environment, while “Adaptive” affords a methodology that allows the emergence and adoption of new and creative ways of doing things. Agile-Adaptive management focuses on the organizational, leadership and individual management skills needed to make and deliver business value “as soon as possible”, while also looking for ways to deliver better results in the future.

Our strategy entails applying our enginetworking philosophy and agile-adaptive management techniques to continuously build and maintain a portfolio of products through three means - (i) internal conception and development of properties; (ii) acquisition of functioning properties and/or intellectual property from third-parties which would then be refined, operated and managed with the benefit of the Company’s expertise and business processes; and (iii) co-development partnerships or joint ventures with third parties which may include major brand-holders who wish to build or sponsor an enginet for a specific purpose or target constituency.

Industry Background

We operate within the internet industry. The internet itself is fundamentally a globally interconnected collection of computer servers, clients and networks linked by copper wire, fiber optic cables, satellite linkages and wireless transceivers. It evolved from what was initially a U.S. Department of Defense project undertaken by the Defense Advanced Research Projects Agency (DARPA) in the late 1960s. In the decades that followed, it evolved from a combat theater support tool for digital data transmission, to a research and communications network used primarily by academic institutions, to what ultimately became recognizable in the 1990’s as the public internet.

Today, when most people talk about using “the internet”, more often than not they actually mean to refer to the World Wide Web or, more simply, “the Web”. While the internet and Web are closely related, they are not same thing. The Web was originally conceived of as a body of software, a set of protocols, and a universe of network-accessible information. In contrast, the internet itself is fundamentally the network by which the Web’s software, protocols and content are accessed and used.

Despite the turbulent boom-bust cycle of the late 1990s through about 2001, the internet and the Web continue to engage the imagination of businesses, consumers and information junkies across the globe, and there are few aspects of modern life untouched by them. Today, commercial and consumer users alike can access the Web on dial-up telephone lines, landline broadband (via coaxial cable, fiber optic or copper wires), Wi-Fi, satellite and cellular phones. Public places such as libraries, internet cafes and airport terminals offer immediate connection to those unable or unwilling to wait until they return to their homes and offices before they connect.

More recently, the Web has begun to evolve to include not only information, but also compelling entertainment and valuable services. Many observers and analysts believe that this evolution has turned the tide for the business potential of Web businesses beyond just online retailing of products, and many of them have begun to call this phenomenon “Web 2.0”. In this new phase of the Web, the mass of users are no longer just “consumers,” but also are doers, producers, marketers, distributors and vendors as well.

Recent incarnations of this emerging Web 2.0 paradigm include properties like MySpace, YouTube, Facebook and Digg, which have been able to command not only news headlines, but serious revenues and acquisition and investment valuations as well. MySpace, projected to generate revenues (principally through advertising) of $50 million in the third quarter of 2006, was acquired shortly thereafter by News Corporation for $580 million. YouTube had no revenues and was acquired by Google for $1.8 billion. Facebook has a reported value of nearly $2 billion.

We believe this new paradigm - where the Web is no longer merely a collection of documents or “content,” but is a platform for digital networked applications that perform or enable compelling entertainment, perform valuable services and offer programming that is monetizable via online advertising, subscription, ecommerce, micro-transactions and “pay per action” - represents a significant business opportunity for us.

Spark Marketing: Advertising Industry Moving from Exposure to Engagement Model

We believe our strategy is well-timed to changes in the ad industry, and could benefit from these changes. Mainstream advertising is based primarily on the “impression” model, such as thirty-second television commercials, print ads and radio spots; but the emergence of social media enables a new methodology for engaging audiences. For example, we believe the relationship between Facebook.com and its users is far more “engaging” in reach (unduplicated users), frequency (how often users come), and depth (how long they stay and all users can do while there) than a television network has with its audience. The disparity is based primarily on the differences between “networked media” (like web and mobile wireless) and “linear media” (like television, radio and print); but it also has much to do with the “programming” created for networked media. Facebook.com, MySpace.com, Flickr.com, Digg.com, Prosper.com and thousands of other “engines of engagement” are more than simply “websites” (e.g. interactive brochures). They have a structure and function that engages users/audiences profoundly, and advertisers covet that relationship.

Advertisers spend billions of dollars every year to create “spark” with a target constituency. Typically these expenditures take the form of limited run ad campaigns (e.g. 13-week television ad run), or fixed-length events (e.g. the Superbowl, Sundance Film Festival). But when they end, their exposure to, and engagement with their audience concludes.

With very little change in existing (and long-standing) ad industry methodologies, advertisers can augment their limited-run campaigns that they are already doing with an engine of engagement—an enginet. This way, their “spark marketing”—those moneys they are already investing in reaching their desired audience—can be used to prime an engine that at least has the potential to create a long-tail return on investment by offering the audience a more engaging experience, and at most can be used as an “investment” to create a standalone enginet enterprise with potential to grow into a self-perpetuating messaging engine.

We intend to partner with institutions already spending the money to create “spark” and create engines to take optimal advantage of that spark investment; and with institutions that already have an ongoing relationship with a particular community and desire a more articulate conversation and method of engagement using enginets.

Enginet Development Process

Our process for taking a new Enginet from idea to launch involves a number of stages. The first stage in the process is concept development (if an internally conceived project) or creative development (if done in partnership with a third party), which typically involves the identification of some “archetypal behavior” and an idea for a networked media application that would enable or exploit that behavior. For purposes of the process, archetypal behavior will be a behavior, practice or desire familiar or identifiable in virtually any human population (provided certain contextual conditions exist) regardless of ethnic background, religion, culture or race. Examples of archetypal behaviors include self-expression, dating, trading, networking, socializing and commerce.

The second stage is the enginetworking blueprinting stage. There are five steps to enginetworking: (1) context; (2) programming; (3) activation; (4) motivation; and (5) differentiation.

Context involves a broad investigation into the market context, opportunities and challenges for the particular enginet concept. The investigation typically will include (a) a qualitative market-centric approach, how it could fit into the existing marketplace and at what can this enginet be first/best; (b) a qualitative enginet-centric approach (what the enginet could do and be that does not exist yet in the marketplace); and (c) a quantitative market-centric approach which collects and analyzes relevant and available empirical and numerical evidence. This stage also encompasses top-level branding and competition analysis, including issues such as brand names, available domain names, fully or partially competitive sites, potential future competition, top-level assessment of enginet complexity, estimates of costs and time-to-market.

Programming is an analysis of the content (media elements), community (functions that connect audience to us, to each other, or us to them), commerce (mechanisms for exchange of value between users, or between us and users) and code (underlying software to enable the user experience) elements that will comprise the enginet.

Activation is an analysis of how the enginet can engender behavior in the target audience that extends beyond “consumerism.” We want the users to take on the role of creator/producer/director, distributor, marketer and vendor/exhibitor, for themselves, and thus ultimately for us.

Motivation is an analysis of how to get users to activate into the roles described above. There are a finite number of dynamics employable and we force ourselves through the consideration of each.

Differentiation is an analysis of how to distinguish the enginet from direct competitors, sites with adjacencies that may have the ability to evolve to compete with our enginet, and from the mass of programming across the internet demanding the attention of the internet audience.

Finally, the third stage of rapid application software development involves 4 milestones: 1) develop a detailed technical design to establish technical feasibility prior to development of beta product; 2) if technical feasibility is proven through design, develop a beta version (at which point product development costs begin to be capitalized); 3) launch a private beta to invited users for purposes of testing and improving (or iterating) the product; and 4) launch a beta version publicly on the web (at which point capitalized product development costs begin to be amortized). Upon launch, we continue to iterate the product in two-week cycles to evolve and adapt it to demonstrable user-behavior and market conditions. Milestone 2 can be achieved in as little as 4-6 weeks at nominal expense and generally proceeds for an additional 2-4 weeks until milestone 3 is reached and a product is live.

Our Enginet Properties

To date, we have concentrated on internally conceived and developed properties and currently have a portfolio of those at various stages of development from concept all the way through public beta. Our current portfolio of enginet properties includes the following:

•	addictionary.org -
o	Description: an online community for word-play aficionados, with a user-contributed, user-created, user-rated, user-distributed dictionary of “non-words” and definitions;
o	Status: live at http://www.addictionary.org
•	cooshoo.com -
o	Description: a social networking enginet that provides any community of interest a geo-contextual (mappable) enginet for real-world interactions;
o	Status: in beta at http://www.cooshoo.com.

•	arbetrator.com -
o	Description: an enginet enabling “friendly betting” via the web and mobile wireless;
o	Status: in closed beta testing.
•	syncrave.com -
o	Description: an enginet enabling users to schedule and conduct public or private synchronized video viewing sessions and parties over the internet, serving both personal and business objectives;
o	Status: awaiting development, with a clickable prototype;
•	webheads -
o
Description: a distance learning engine to enable online classroom experiences including high quality audio and video transmission as well as synchronized text and graphical content (similar to PowerPoint presentation material)

o	Status: awaiting development, with a clickable prototype;
•	psychicXchange -
o
Description: a commercial exchange and social networking enginet where amateur and professional psychic mediums, intuitives, numerologists and astrologers, can “practice” their craft, matching “askers” with “answerers,” which not only tracks accuracy of answers, predictions and visualizations, but also enables “pros” to offer distance training to amateurs, as well as providing other related ecommerce products, programming and services, etc.

o	Status: awaiting development, with a clickable prototype;

Not all of the enginets on the above list or that otherwise enter our development pipeline will ultimately be launched. We expect and intend that, from time to time, market analysis, user feedback, operational performance and other considerations will prompt us to terminate further development or operation of some enginets. This process of continual analysis, adjustment, adaptation and termination is critical to our long term strategy of maximizing the performance and value of our enginet portfolio, not only by adding new properties, but also by shedding properties that management determines lack sufficiently attractive upside opportunity to justify their continued consumption of Company resources.

For those opportunities that are carried through development and launch, we intend to initially operate those properties under a business division structure, and may, in certain cases, spin out certain enginets to become wholly or partially owned subsidiary companies which may then contract with the Company, or other service providers, for ongoing management services.

Revenue Strategy

There are a finite number of ways to make money via the Web or mobile wireless. Each enginet is put through the enginetworking process to vet each of those revenue-generation techniques in the light of the enginet’s nature. Thus, the monetization mechanisms by which an enginet generates revenue and cash flow will vary based on its functional characteristics, demographics of its user population, and other factors.

Included here are several principal monetization mechanisms common to the internet, in no particular order:

•	advertising;
o	impression advertising (e.g. banners);
o	pay-per-click (contextual) advertising;
o	affiliate and cost-per-action programs;
•	sponsorship
•	subscription revenue;
•	ecommerce and “pay-per”; and
•	micro-transactions

Advertising- Traditional Banners, Boxes and Towers

One of the oldest and most prevalent forms of monetizing site traffic is the online “banner” advertisement. Originally most popular in the 468x60 pixel version, banners are now common in many different sizes and shapes. In fact, the Interactive Advertising Bureau now lists 16 standard ad units in its guidelines. Many web properties use banners: CNN displays a 728x90 banner at the top of the page, eBay has used a 468x60 banner spot at top of listings pages, and AOL displays banners of various sizes throughout its site.

The basic business model of the banner involves selling page views (impressions) to advertisers. Two basic banner ad payment models prevail: (1) the advertiser pays an agreed amount for every thousand impressions delivered; and (2) the advertiser pays a flat fee that is charged regardless of the number of visitors who may see the ad.

Under the first model, often called “pay-as-you-go”, the most common metric is cost-per-thousand impressions, also known as CPM. Prices will vary depending on targeting, volume, term of commitment, and market forces. Typical CPMs for less targeted inventory can range from less than $0.25 to more than $5.00 per thousand impressions. Targeted impressions are worth much more to an advertiser, and can command CPM rates 10 times as high. Typical CPMs for targeted online ad inventory can run between $10 to over $100 per thousand impressions. Our strategy will be to target advertising as much as possible through a variety of mechanisms including demographics, geographics, and subject matter analysis.

Advantages of banner advertising include revenue predictability and the opportunity for payment purely on the basis of page views, thereby monetizing all available ad inventory. In addition, for properties with good user traffic, recent trends show that advertiser demand has been exceeding ad supply, creating more of a “seller’s market”. On the other hand, the pool of advertisers willing to pay simply to be seen may be smaller, particularly for certain types of properties (advertisers not focused on brand building may prefer per-click arrangements). Consequently, finding advertisers for whom banner advertising is appropriate can be slower and more expensive. In addition, banner ads can involve maintenance responsibilities for advertisers’ creative units, and the responsibility for a banner’s performance even if the advertiser’s banner is poorly designed.

Monetizing traffic through banner advertising requires solid metrics around numbers of unique visitors, and how many page views they generate -- data that Company currently captures through a combination of Web analytics programs including Webalyzer and Google Analytics.

Advertising - Pay-Per-Click (Contextual)

With the emergence of Google’s AdWords and AdSense programs, the business of pay-per-click banners has accelerated significantly. This type of ad unit combines ease-of-use and payouts for each and every click, regardless of whether or not the visitor who clicks on the ad link ultimately converts to sale. The ads themselves generally are served (i.e., provided) by third party partners like Google, Yahoo and others. As the name implies, each of these third party provided ads pays out each time it is clicked. These ads are sometimes called ‘contextual’ advertising, as the ad suppliers will often regulate where specific ads are placed, to ensure that they relate to the context of the Web page on which they are displayed.

The largest third party provider of contextual ad links is Google’s AdSense program. However, there are numerous large and small alternatives available.

Contextual advertising through such mechanisms provides an exceptionally low-cost method of generating advertising revenue which can be significant for sites with good traffic and contextual cues to drive relevance. Generally, there is little or no up-front cost imposed by the third party provider to the enginet to deploy contextual pay-per-click advertising. The provider makes money only when the enginet makes money. However, since the bounty paid out on each click is usually determined by the value of that click as set by the advertiser and the third party partner, forward predictability of revenue flows may be impaired. On the other hand, there is fundamentally no marketing and sales cost to move the ad space, since that is, in effect, handled by the third party.

Affiliate and Cost-Per-Action (“CPA”) Revenue

Affiliate program revenue would involve offering a third party’s goods or services for sale on one of our enginets. When a visitor clicks through the affiliate link, an identification code is associated with the visit (usually via a cookie) and in the event that the visitor takes the appropriate action (visit, conversion to a lead, conversion to a sale) then the third party would pay a fee to us.

Affiliate relationships may be established either with each third party partner directly, or through an established third-party affiliate network. Two third party affiliate networks we are evaluating are Linkshare and Commission Junction. Linkshare currently claims over 10 million such partnerships, and is touted as the largest pay for performance affiliate marketing network on the internet. Through its programs, revenue sharing partnerships are available on an off-the-shelf basis with various companies. Examples have included American Express, Avon, Dell, Office Depot, Apple Store and 1-800-Flowers.

Affiliate and CPA revenues tend to be particularly high margin revenue streams. Like pay-per-click contextual ads, affiliate and CPA revenue streams typically involve little up-front set up cost, and do not require expensive marketing campaigns or direct sales forces.

Cost-per-action is similar to the pay-per-click advertising mechanism, but it applies to actions other than ad click-throughs. That is, CPA revenues come via a business-to-business transaction where one business pays another for getting the latter’s constituency to take some action that benefits the former. Such actions can be “costless” to users (like filling out a form, signing up for a contest, or referring a friend) or can be actual purchase transactions. In either case, the business that essentially “refers” the user subsequently takes an action essentially gets a fee for the referral.

Sponsorship

Different than CPM, CPC or CPA, sponsorship instead offers advertisers and marketers to “own” the advertising messaging within an enginet, often at a premium to what might have been paid to buy the ad inventory or user-actions on the site piecemeal. It entails a more intricate weaving of the sponsor’s brand into the enginet brand (or wholesale insertion of the sponsor brand), and more customization of the user-interface to reflect that symbiosis. This could be simple “Presented by” types of brand-associations, or more intricate integration of product/brand/service/message into the features and functions of the enginet.

Sponsorship is more often than not restricted to a class of goods or services (e.g. pet food vs. pet toys) and offers marketers/advertisers a simpler way to control the messaging within an enginet without the traditional cost metrics, which frequently provides significant upside to the sponsor when an enginet takes off.

Subscription Revenue

An enginet that has recurring or frequently refreshed content or experiences may also be a candidate for a subscription revenue model, although we expect these opportunities primarily to complement advertising based revenue rather than constitute a principal revenue model for a property. The Wall Street Journal and CNN have been examples of properties offering some form of subscription service for their online content, as are online fantasy leagues, massive multiplayer online games and dating services.

Subscription-based services migrated from the offline world to the online world, originating in the newspaper and magazine markets. The end-user of the news or information service typically pays a weekly or monthly recurring service fee (subscription fee) to have full access to the publisher’s content.

Frequently, subscription models are employed where differing levels of content or service may be offered, so that access to higher levels can be restricted only to subscribers. Under this model, the content or service is usually in a special password-protected area. A new subscriber may gain access to the content by filling out an online form including (usually) credit card information for billing purposes. Once the credit card transaction has been authorized, the subscriber is emailed a unique and secure password permitting access to the subscription-only area. Typical subscription fees can be in the range of $10 per month. For example, CNN has charged $12.99 per month for its ‘NewsPass,’ which permits access to premium streaming video content on the site. The Wall Street Journal has charged $6.95 per month for access to online content for those not already subscribed to the print edition. Online dating services like Match.com and eHarmony.com range from $9.95 per month to $60.00 per month depending on what the user pre-buys.

A hybrid of the pure subscription model is simply to charge an increasing fee as access to higher level services increases. This model is common in online forums, where additional charges are levied to access certain forums. An example is Classmates.com, which provides a basic level of service for free, but charges a subscription for users to gain access to more interesting content about their former high school and college classmates.

eCommerce

A now well-established form of online revenue generation, ecommerce generally refers to the purchasing of hard goods (such as books, dvds and consumer electronics) via the internet. But, it can also be generalized to include so-called “soft goods” such as songs, reports, software and videos (which may crossover into the area of “pay-per” where it involves pay-per-download, pay-per-view, pay-per-listen and pay-per-play).

As technologies and programming techniques improve and evolve, online revenue dynamics -including advertising, subscription and ecommerce - are undergoing an evolution. For example, the September 11, 2006 edition of the New York Times described the emerging phenomenon of “social shopping.” The trend is a cross-pollination of MySpace-like social networking engines and shopping engines that allow users to “go shopping together”. Social shoppers benefit from recommendations by online social circles, and even participate in “block buying” where a group of people looking for exactly the same product can come together to buy in bulk and get a better price. Other evolution of ecommerce is to be expected, and will likely reinforce ecommerce as a significant and growing revenue engine.

Micro-transactions

Transactions of small dollar amounts, below the $3 to $5 range, are generally considered “micro-transactions.” Such transactions generally fall below the threshold where credit card fees of 4-5% give way to minimum transaction fees of credit card companies, which typically range from $0.20-0.25 per transaction. In the past, such per-transaction minimums rendered most micro-transactions economically unviable. More recently, though, emerging payment methods like pre-fill payment accounts (by services like Paypal), purchase aggregation (such as iTunes) and even paying with one’s mobile phone (by simply adding a transaction to one’s mobile phone bill) have not included “minimums,” and so have opened up new revenue models previously unavailable. Even so, transaction fees and carrier revenue splits for premium text messaging via mobile phones (e.g. voting for American Idol) has steep implications for COGS; but companies like Google are promising to lower those fees through services like gPay, opening whole new realms of business opportunities. All told, these micro-transaction methods have begun to open up new possibilities for online revenue. For example, an iTunes user can now pay $.99 for one song instead of buying an entire CD. Similarly, it is becoming feasible for a user to pay for a chapter or a page of an industry report instead of the whole report, or for one level of a game instead of a whole game.

Marketing Strategy

Our marketing strategy is three-fold:

(1)	building self-marketing features into our enginets

One of the characteristics of an enginet is that it somehow activates its audience as marketers, whether they simply pass-along information to others word-of-mouth or “word-of-mouse” (that is, word-of-mouth via electronic means like email, social networks, and text messaging) or become more proactive self-marketers (such as auctioneers on eBay).

(2)	guerilla marketing

This includes marketing techniques that are grass-roots in nature—like targeted keyword searches, blog seeding, online discussion group collaborations, some portal and website advertising (particularly across the Company’s network of portfolio properties and their partners), participation in affiliate programs, co-branding, and other low-cost offline marketing and launch techniques.

(3)	partnership

There are many offline and online groups who have already spent the time and money to “aggregate” or communicate with an audience but are looking for more prolific ways with which to engage those audiences. Augmenting their efforts with enginets can create a more articulate, engaging and profitable relationship with their audience. The Company has a “spark marketing” initiative to focus on this strategy. See “Business - Spark Marketing: Advertising Industry Moving from Exposure to Engagement Model” above.

The most successful and highly trafficked internet properties today typically have engaged in little in the way of conventional marketing activity. We believe marketplace success of such properties is driven far more by user enthusiasm, referrals and strategic partnerships than by conventional marketing. We believe that offering a high quality user experience leads to increased traffic and strong word-of-mouth promotion. Consequently, while they look more like engineering and product development guidelines, one of the most important ingredients in our marketing strategy will be the commitment to differentiated and high quality user experiences.

Our Operations

We rely on a software and hardware infrastructure to support the development, deployment and operation of our properties. Our strategy involves continually monitoring developments in the field of internet technology and evaluating new hardware alternatives and software techniques to help keep development and computational costs as low as possible while still delivering an excellent user experience and superior partner and advertiser value.

The bulk of our software development is, and likely will continue to be, performed by offshore software engineers, currently primarily located in the Philippines and Venezuela. Offshore developers receive specifications and direction from our onshore creative and technical team, and are then led and managed on a day-to-day basis through the engineering, development and testing process by our onshore development and engineering managers. We believe that this structure enables us to conduct rapid, state-of-the-art software and technology development at a cost that is substantially lower than otherwise would be the case by employing U.S. developers. We also believe this structure affords maximum organizational flexibility and the ability to scale teams up and down on an as-needed basis depending on the nature and flow of new enginetworking projects at any given time.

Our technology infrastructure incorporates hardware, software and services from leading suppliers and is designed to handle large and expanding volumes of users of our enginet properties in an efficient, scalable and fault-tolerant manner. Our technology platforms are designed to maximize the performance and uptime of enginets and to protect customer data from security breaches. The bulk of the software comprising our networked applications is developed by the Company itself. In-house development of those applications enables flexibility in marketing and pricing and reduces licensing costs, thereby improving the Company’s margins. Internal development also enables us, where appropriate, to offer enginets that are easier to use and support. In addition, because of the familiarity we have with the application software underlying the enginets, we are able to offer superior technical assistance.

The hosting of our enginet properties is outsourced to facilities operated by third parties. Such outsourcing reduces operating overhead and capital expenditure costs, and maximizes reliability and uptime by leveraging third party expertise that would be time consuming and expensive to attempt to duplicate. We believe that these third party co-location facilities have ample power, redundancy, fire suppression capabilities, bandwidth capacity and backbone redundancy to support the current and anticipated near-term growth of our business, and the Company’s operating strategies include continuously monitoring these systems to ensure various aspects of their performance.

Competition

The internet industry is highly competitive, rapidly evolving and subject to constant technological change. As the markets for internet based products and services and online advertising continue to grow, we expect that competition will intensify. Barriers to entry are minimal and competitors can offer products and services at a relatively low cost. We compete for the time, attention and usage of a broad spectrum of consumers and internet users, and also compete for marketing, advertising and purchasing budgets of a broad range of businesses. Many companies offer properties that compete with our properties for user attention and partner, advertiser and subscriber budgets, including large companies such as Yahoo, Google, Microsoft, News Corporation and YouTube, as well as start-ups such as Digg, and others about which we may not yet know. In addition, other existing and new development and holding companies exist and are emerging, such as Internet Capital Group or Demand Media, Inc., with portfolio strategies similar to ours. These companies may be or may become directly competitive with our business. We also expect that additional companies will offer competing products in the future. Furthermore, competitors of our properties may develop products or services that are superior to, or have greater market acceptance than, the enginets we develop.

Competitors against our properties may have greater brand recognition and greater financial, marketing and other resources than we do. This may place our properties at a disadvantage in responding to their competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Many competitors have (i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and (iv) larger consumer bases than us. These advantages afford competitors the ability to (a) offer greater pricing flexibility, (b) offer more attractive incentive packages to encourage prospective partners to do business with competitive properties, (c) negotiate more favorable contracts with affiliates, partners and service providers and (d) negotiate more favorable contracts with other suppliers. We believe that additional competitors may be attracted to the market, including media companies, marketing and advertising firms, internet companies, startups and others. We also believe that existing competitors are likely to continue to expand their service offerings to appeal to advertisers and consumers.

Our ability to compete effectively in the internet industry will depend upon our ability to (i) provide high quality properties and services with usage and advertising prices competitive with, or lower than, those charged by our competitors; (ii) develop new and innovative products and services; and (iii) exhibit a high degree of agility and adaptability in our properties, our operations and our business strategies. There can be no assurance that competition from existing or new competitors or changes in internet user trends, habits or expectations affected by such competitors will not have a material adverse effect on our business, financial condition and results of operations, or that we will be able to compete successfully in the future.

Intellectual Property and Proprietary Information and Technology Protection

Our operations do not currently depend upon any patents, copyrights, or trade secrets (collectively, “intellectual property”). However, over time we do anticipate that certain of our individual properties and subsidiaries, and the Company itself, may come to depend upon certain intellectual property developed or acquired by us in the pursuit of development of such properties. In such cases, we anticipate relying on a combination of patent, trademark, copyright and trade secret laws in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to protect any proprietary technologies and brands. We plan to enter into confidentiality and invention assignment agreements with employees and consultants and confidentiality agreements with third parties where necessary.

We also plan to rigorously control access to any proprietary technologies, and as the Company matures, we also plan to assess at regular intervals our intellectual property status, including identifying and articulating particular pieces of intellectual property, and for intellectual property believed to be of significant novelty and value, engaging patent counsel to assist in the assessment of whether such intellectual property should be protected by patents, trade secret doctrine, copyrights, or other mechanisms. Our management has had significant experience in the development and administration of such processes, and includes individuals who have been awarded multiple patents in connection with prior ventures.

We have been granted an exclusive worldwide license to use the name “Spectrum” by James A. Banister, one of the Company’s founders and its Chairman of the Board, who is the owner of the U.S. Federal Trademark Registration for the mark “Spectrum”. Pursuant to the Trademark License Agreement, Mr. Banister reserved any and all rights to authorize or license use of such mark or names containing Spectrum or Spectrum Mediaworks (a company in which Mr. Banister owns an interest) for use in connection with its business, which Mr. Banister has indicated is not competitive with the business of the Company.

Regulatory Environment

The availability and wide use of the internet and Web are relatively recent developments. Although the development, deployment and operation of enginets using the internet and Web are currently permitted by United States law and largely unregulated within the United States, some foreign governments have adopted laws and/or regulations restricting certain kinds of applications and content. Overall, industry experts generally characterize the current regulatory environment for most internet companies as favorable. However, more aggressive domestic or international regulation of the internet in general may materially and adversely affect our business, financial condition, operating results and future prospects.

In the United States, Congress has begun to adopt legislation that regulates certain aspects of the internet, including online content, user privacy, taxation, liability for third party activities and jurisdiction. Such legislation includes the following:

•
Communications Decency Act. The Communications Decency Act, or CDA, regulates content of material on the internet, and provides immunity to internet service providers and providers of interactive computer services. The CDA and the case law interpreting it provide that domain name registrars and website hosting providers cannot be liable for defamatory or obscene content posted by customers on websites unless they participate in the conduct.

•
Digital Millennium Copyright Act. The Digital Millennium Copyright Act of 1998, or DMCA, provides recourse for owners of copyrighted material who believe that their rights under U.S. copyright law have been infringed on the internet. The DMCA provides domain name registrars and website hosting providers a safe harbor from liability for third-party copyright infringement. However, to qualify for the safe harbor, registrars and website hosting providers must satisfy a number of requirements, including adoption of a user policy that provides for termination of service access of users who are repeat infringers, informing users of this policy, and implementing the policy in a reasonable manner. In addition, a registrar or a website hosting provider must remove or disable access to content upon receiving a proper notice from a copyright owner alleging infringement of its protected works by domain names or content on hosted web pages. A registrar or website hosting provider that fails to comply with these safe harbor requirements may be found contributorily or vicariously liable for third-party infringement.

•
Lanham Act. The Lanham Act governs trademarks and servicemarks, and case law interpreting the Lanham Act has limited liability for search engine providers and domain name registrars in a manner similar to the DMCA. No court decision to date known to us has found a domain name registrar liable for trademark infringement or trademark dilution as a result of accepting registrations of domain names that are identical or similar to trademarks or service marks held by third parties, or by holding auctions for such domain names.

•
Anticybersquatting Consumer Protection Act. The Anticybersquatting Consumer Protection Act, or ACPA, was enacted to address piracy on the internet by curtailing a practice known as “cybersquatting,” or registering a domain name that is identical or similar to another party’s trademark, or to the name of another living person, in order to profit from that domain name. The ACPA provides that registrars may not be held liable for registration or maintenance of a domain name for another person absent a showing of the registrar’s bad faith intent to profit from the use of the domain name. Registrars may be held liable, however, for failure to comply with procedural steps set forth in the ACPA.

•
Privacy and Data Protection. In the area of data protection, the U.S. Federal Trade Commission and certain state agencies have investigated various internet companies’ use of their customers’ personal information, and the federal government has enacted legislation protecting the privacy of consumers’ non-public personal information. Other federal and state statutes regulate specific aspects of privacy and data collection practices. Although we believe that our information collection and disclosure policies will comply with existing laws, if challenged, we may not be able to demonstrate adequate compliance with existing or future laws or regulations. In addition, in the European Union member states and certain other countries outside the U.S., data protection is more highly regulated and rigidly enforced. To the extent that we expand our business into these countries, we expect that compliance with these regulatory schemes will be more burdensome and costly for us.

Federal, state, local and foreign governments also are considering other legislative and regulatory proposals that would regulate the internet in more and different ways than exist today. It is impossible to predict whether new taxes will be imposed on our services, and depending upon the type of such taxes, whether and how we would be affected. Increased regulation of the internet both in the United States and abroad may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the internet or otherwise materially adversely affect our business, financial condition or operational results.

Employees

As of the date hereof, the Company has seven (7) full-time employees. This includes the founders, James A. Banister and Robin Rankin, serving as Chief Executive Officer and VP of Marketing and Business Development respectively. The remaining employees manage operations, finance, engineering and product management, build software and implement effective quality assurance standards. It is expected that in the next 12 months we will seek to employ one or two additional employees to augment the marketing, business development and sales efforts.

DESCRIPTION OF PROPERTY

We lease approximately 2,326 square feet of space for our executive offices at 1700 Park Avenue, Suite 2020, Utah 84068. Such lease, which commenced on September 1, 2007, has a term of three years, subject to an option to extend for an additional three years. Base rent is $4,264 per month for the first year and $4,563 per month for the second and third years of the lease. We are also required to pay for all utility costs in the space as well as a certain percentage of the Landlord’s operating expenses for the property. Management believes that the current facility is adequate for the foreseeable future. We do not own any real estate.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

MANAGEMENT

Directors and Executive Officers

Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Name	Age	Present Position and Offices	Has Served As Director Since

James A. Banister	49	President, Chief Executive Officer, Chairman of the Board, Secretary, Treasurer and Director	2006

Robin Rankin	38	Vice President	---

Kelly A. McCrystal	37	Chief Operating Officer	---

James C. Ackerly	59	Director	2006

None of the directors and officers is related to any other director or officer of the Company.

Set forth below are brief accounts of the business experience during the past five years of each director, executive officer and significant employees of the Company..

JAMES A. BANISTER has been Chairman of the Board and a Director of the Company since its inception in May 2006 and President and Chief Executive Officer since October 2006. He also serves as the Company’s Chief Creative Officer and is its Secretary and Treasurer. Mr. Banister’s background includes more than 20 years of crossing content with technology and has been an entrepreneur in computer animation and media. Since March 2004, Mr. Banister has been the Managing Director of Spectrum Mediaworks, Inc., a digital media company he co-founded which focused on the crossover between television, games and network media. In addition, from March 2004 to January 2006, he was Executive Creative Director of the Center for Applied Media, a non-profit center for digital media education and enterprise development. Prior thereto, and from September 2001 to June 2002, he was a project director for the British Broadcasting Corporation in London, England, and led its Media Asset Exchange project, an internal revamping of the BBC’s digital media infrastructure. From June 2002 to March 2004, Mr. Banister traveled, researched and wrote a book on the past, present and future of digital networked media entitled “Word of Mouse: The New Age of Networked Media”, Agate Fine Print, published in August 2004. From June 2000 to June 2001, he was Managing Director of Windsor Digital, LLC, an investment company which he co-founded. Mr. Banister was responsible for finding and developing early stage investments/partnerships for such company in the web, games and wireless industries. From May 1995 to March 2000, Mr. Banister worked for Warner Brothers Online in Burbank, California. His initial position there was Vice President of Production and Technology and he became its Chief Development Officer. While at Warner Brothers Online, he led the digital media content, community and commerce programming and spearheaded its overall digital media strategy. Mr. Banister was the Producer of award-winning one-hour dramatic television specials for the Walt Disney Company, and two short subject films, both of which premiered at the Cannes Film Festival.

ROBIN RANKIN has been the Company’s Vice President of Business Development and Marketing since its inception in May 2006. From October 2000 to June 2006, Ms. Rankin was Director of Business Development and Marketing for Professional Thinking Partners (PTP), a boutique global management consulting company working with Fortune 500 companies regarding their human capital and intellectual diversity. She was involved in the launch of SmartWired, a learning solutions software program based on the principles of neuroscience and learning styles. Her clients included Royal Dutch Shell and the Department of Defense and her media placements for PTP included USA Today, The Chicago Tribune, the BBC and NPR, among others. Ms. Rankin is a Canadian citizen with a background in business development, media relations and corporate communications. From 1998 to 2000, she worked at the Richard Ivey School of Business in Canada, as Associate Director in the Department of Institutional Development. She led the strategic planning of alumni activities, fundraising and implementation of various initiatives of its Board of Directors during a successful $80 million capital campaign. Prior to that, from 1995 to 1998, Ms. Rankin worked for Speakers Forum in Toronto. She directed the marketing and planning of the Leaders Lecture Series with such large-scale corporate keynotes as Nelson Mandela, Henry Kissinger, Benjamin Netanyahu and Robert F. Kennedy, Jr. Ms. Rankin possesses a Bachelor of Arts degree from McGill University in Montreal.

KELLY A. McCRYSTAL has been Chief Operating Officer since July 2007 and previously served as Vice President of Operations and Finance of the Company since November 2006. From 1997 to 2006, Ms. McCrystal managed the development of large-scale software projects for Interactive Corp., EDS, BMC Software, Virgin Atlantic Airways, Ticketmaster, Match.com, Citysearch and CBS News. Specific projects have included the Ticketmaster/CitySearch hotel reservation system, Leading Hotels of the World online reservation system, and Virgin Atlantic’s first online reservation system. Ms. McCrystal delivered on these projects as President of Crystech Consulting (2001-2006) or as Senior Project Manager/Senior Web and Database Developer at Panther Software (1997 to 2001). She holds a a Bachelor of Arts in Economics from the University of Notre Dame and a Masters of Business Administration in Finance from The Wharton School, University of Pennsylvania.

JAMES C. ACKERLY has been a Director of the Company since September 2006. Since January 2000, he has been President, Chairman of the Board and a Director of Splinternet Holdings, Inc., a VoIP (“voice over internet protocol”) company which he founded in 2000. Since 1995, Mr. Ackerly has also provided technology consulting and design services to AMR Corp., The Sabre Group, AT&T and others. He currently serves on the boards of directors of ATL Communications, and Cronus Technologies, Inc. Mr. Ackerly earned an A.B. in Physics from Williams College and an M.B.A. from Harvard University.

None of the directors and officers is related to any other director or officer of the Company.

To the knowledge of the Company, none of the officers or directors has been personally involved in any bankruptcy or insolvency proceedings. To the knowledge of the Company, none of the directors or officers have been convicted in any criminal proceedings (excluding traffic violations and other minor offenses) or are the subject of a criminal proceeding which is presently pending, nor have such persons been the subject of any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining them from acting as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or insurance company, or from engaging in or continuing in any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security, nor were any of such persons the subject of a federal or state authority barring or suspending, for more than 60 days, the right of such person to be engaged in any such activity, which order has not been reversed or suspended.

Board Committees

The Company does not have a standing audit, nominating or compensation committee or any committee performing similar functions. These functions are fulfilled by the entire Board of Directors which we believe is adequate based on the present size of the Company and the relatively small size of the Board.

Audit Committee Financial Expert

We do not have an audit committee financial expert, as such term is defined in Item 401(e) of Regulation S-B, serving on our audit committee because we have no audit committee and are not required to have an audit committee because we are not a listed security.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is designed to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations. A copy of the Code of Ethics will be provided to any person without charge upon written request to the Company at its executive offices, 1700 Park Avenue, Suite 2020, Utah 84068.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the aggregate compensation we paid or accrued during the fiscal years ended December 31, 2006 and December 31, 2007 to (i) our Chief Executive Officer (principal executive officer), (ii) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers on December 31, 2007, and (iii) up to two additional individuals who would have been within the two-other-most-highly compensated but were not serving as executive officers on December 31, 2007.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total

James Banister,	2007	$117,500	$0	$0	$0	$0	$2,750	$0	$120,250
Chief Executive Officer	2006	$22,500	0	0	0	0	0	0	$22,500

Robin Rankin	2007	$93,333	$0	$0	$0	$0	$2,750	$0	$96,083
VP, Business Development	2006	$24,500	0	0	0	0	0	0	$24,500

Kelly McCrystal	2007	$115,833	$0	$7,500	$355,563	$0	$2,750	$0	$481,647
Chief Operating Officer	2006	$25,000	0	0	$43,200	0	0	0	$68,200

Jeff Kuehn	2007	$117,500	$0	$5,833	$268,483	$0	$2,750	$0	$394,565
Director of Engineering (3)	2006	$4,708	0	0	$6,110	0	0	0	$10,818

(1)
Represents the dollar amount recognized for financial reporting purposes of stock awards and stock options awarded in 2006 and 2007 computed in accordance with SFAS 123(R). Ms. McCrystal had 3,700,080 outstanding stock options at December 31, 2007, and Mr. Kuehn had 2,620,080 outstanding stock options at December 31, 2007. The options are valued at $0.39 to $0.48, with exercise prices ranging from $0.037 to $0.50. The options vest over periods from 36-48 months.

(2)	The Company paid $250 per month to each employee in medical expense reimbursement.

(3)	Mr. Kuehn resigned as of March 6, 2008 and is no longer an employee of the Company.

Equity Awards

The following table provides certain information concerning equity awards held by the individuals named in the Summary Compensation Table as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

OPTION AWARDS	STOCK AWARDS

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	OptionExpiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested(#)
Kelly McCrystal	630,000 210,000 -0-	990,000 870,000 1,000,080	$0.037 $0.50 $0.50	11/1/2011 6/19/2012 10/15/2012	-0- -0- -0-	-0- -0- -0-
Jeffrey Kuehn	375,000 -0- -0-	705,000 540,000 1,000,080	$0.50 $0.50 $0.50	10/15/2012 6/19/2012 10/15/2012	-0- -0- -0-	-0- -0- -0-

Compensation of Directors

The following table provides certain summary information concerning the compensation paid to directors, other than James A. Banister (our Chief Executive Officer), during the year ended December 31, 2007. No compensation was paid to directors, other than James C. Banister in 2006. All compensation paid to Mr. Banister is set forth in the Summary Compensation Table. All directors are also entitled to be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (S)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Todd D. Wakefield(2)	$1,000	-0-	$39,000	-0-	$39,000
James Ackerly	$0	-0-	$117,000	-0-	$117,000

(1)	Represents the dollar amount recognized for financial reporting purposes of stock options awarded in 2007 computed in accordance with Financial Accounting Standards 123R.

(2)	Mr. Wakefield is a former director of the Company. He resigned as of September 27, 2007.

Employment Agreements

We do not have any employment agreements with any of our executive officers.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

As of June 1, 2006, James A. Banister and Robin Rankin assigned and transferred the following enginet properties to the Company, which properties had been conceptually developed by them prior thereto: Addictionary, Syncrave, Webheads, PsychicXchange, ProtectMyID and Exploits. No software development had occured prior to the assignment and transfer of these properties.

In addition, as of August 30, 2006, and pursuant to an Assignment of Property Agreement (the “Cooshoo Agreement”), Mr. Banister assigned and transferred the Cooshoo enginet property to Cooshoo, Inc., the wholly-owned subsidiary of SpectrumDNA, Inc., which property was then owned by Mr. Banister. Mr. Banister represented in the Cooshoo Agreement that a certain computer programmer was engaged as an independent contractor by Mr. Banister to do initial prototype development work on a predecessor to the Cooshoo enginet and may at some point in the future claim an ownership interest of up to a 17.5% in Cooshoo, Inc. Mr. Banister has taken the position that such computer programmer abandoned such project and materially breached the terms of his development agreement and is therefore not entitled to any interest in Cooshoo, Inc. After Mr. Banister refused to pay the programmer and provide any ownership interest to him, such programmer informed Mr. Banister in October 2006 that such development agreement was therefore deemed terminated. No further action has been taken by either party since then and neither the Company nor Mr. Banister believe that there are any further obligations due to the programmer.

On September 6, 2006, Mr. Banister granted the Company an exclusive worldwide license to use the name “Spectrum”. Mr. Banister is the owner of the U.S. Federal Trademark Registration for the mark “Spectrum”.

Director Independence

Our board of directors currently consists of two members. They are James A. Banister and James C. Ackerly. Mr. Banister is the Company’s President and Chief Executive Officer. Mr. Ackerly is an independent director. We have determined his independence using the definition of independence set forth in NASD Rule 4200.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date hereof, certain information with regard to the record and beneficial ownership of the Company’s Common Stock by (i) each stockholder owning of record or beneficially 5% or more of the Company’s Common Stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and other individuals named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)

James A. Banister(3)	30,690,000		63.1%
Robin Rankin(3)	6,510,000		13.4%
James C. Ackerly(3)	100,000	(4)	*
Kelly A. McCrystal	1,159,545	(5)	2.2%
Jeffrey Kuehn	434,697	(6)	1.0%
Atheneum Capital LLC	2,700,000	(7)	5.6%
The Mountain View Trust	2,700,000	(8)	5.6%
All Officers and Directors as a Group (consisting of 4 persons)	38,459,545		77.1%

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o SpectrumDNA, Inc., 1700 Park Avenue, Suite 2020, P.O. Box 682798, Park City, Utah 84068.

(2)
Applicable percentage ownership is based on 48,634,242 shares of common stock outstanding as of the date of this prospectus, together with securities exercisable or convertible into shares of common stock within 60 days of the date of this prospectus for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of the date of this prospectus are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Each is a founder and/or director of the Company.

(4)	Consists of 100,000 shares issuable upon the exercise of options that either vested or will vest within the next 60 days.

(5)
Consists of: (a) 19,545 shares of common stock; and (b) 1,140,000 shares of common stock issuable upon the exercise of options that either vested or will vest within the next 60 days. Does not include 2,560,080 shares of common stock underlying options that are not exercisable within the next 60 days.

(6)
Consists of: (a) 14,697 shares of common stock; and (b) 420,000 shares of common stock issuable upon the exercise of options that either vested or will vest within the next 60 days. Does not include 1,390,000 shares of common stock underlying options that are not exercisable within the next 60 days.

(7)	The address for Atheneum Capital LLC is 535 Connecticut Avenue, Suite 205, Norwalk, CT 06853.

(8)	The address for The Mountain View Trust is 1049 Under the Mountain Road, South Londonderry, VT 05155.

DESCRIPTION OF SECURITIES

Common Stock

We are currently authorized to issue 110,000,000 shares, 100,000,000 of which are shares of Common Stock, $0.001 par value (the “Common Stock”) and 10,000,000 of which are shares of Preferred Stock, $0.001 par value (the “Preferred Stock”). There are currently outstanding 48,634,242 shares of Common Stock and no shares of Preferred Stock.

The holders of the Company’s Common Stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Stockholders are not entitled to cumulative voting, so the holders of Common Stock entitled to cast more than 50% of the votes cast at an election of directors can elect all of the directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distributions to the shareholders and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company remaining after satisfaction of all liabilities. Holders of the Common Stock have no conversion, redemption or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are, and the shares of Common Stock issuable hereunder, will be, validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, none of which are issued and outstanding. The preferred stock will be entitled to preference over the common stock with respect to the distribution of assets of the Company in the event of its liquidation, dissolution, or winding-up, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the corporation among its stockholders for the purpose of winding-up its affairs. The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by our Board of Directors. The Board in its sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock. The issuance of preferred shares with such voting or conversion rights may have the effect of delaying, deferring or preventing a change in control of our Company.

There are no other provisions in our certificate of incorporation or our bylaws that may result in the delaying, deferring or preventing of a change in control of our Company.

Stock Options, Warrants and Other Rights

There is currently an option outstanding entitling the holder thereof to acquire up to 1,620,000 shares of common stock at an exercise price of $0.037 per share, and there are currently options outstanding entitling the holders thereof to acquire up to 6,890,180 shares of common stock at an exercise price of $0.50 per share.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware General Corporation Law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SELLING STOCKHOLDERS

Selling Stockholder Table

This prospectus covers the offer and sale by the selling stockholders of up to 24,000,000 shares of common stock. We are registering for resale 6,000,000 shares issued pursuant to our private placement offering of our common stock at $0.50 per share, which offering was conducted from September 2006 through June 2007, 17,973,333 shares issued to founders and other investors prior to our private placement offering and 26,667 shares issued to our Chief Operating Officer and a former employee subsequent to our private placement offering. All such shares issued are restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus or otherwise are sold in compliance with Rule 144.

The shares being registered for resale which were issued to founders and other investors prior to our private placement offering were issued in the following transactions:

In May 2006, we issued 30,690,000 shares of common stock to James A. Banister and 6,510,000 shares of common stock to Robin Rankin. All of said shares were founders’ shares. We are registering for resale 13,923,333 of such shares.

In June 2006, we sold to each of Atheneum Capital LLC and The Mountain View Trust 1,350,000 shares of common stock and warrants to acquire up to 1,350,000 shares of common stock, exercisable until December 31, 2007 at an exercise price of $0.037 per share. The purchase price for the aggregate interests (2,700,000 shares of common stock and warrants to purchase 2,700,000 shares of common stock) was $50,000 each, for a total investment of $100,000. In November 2006, The Mountain View Trust exercised its warrant in full for an aggregate exercise price of $50,000 and the Registrant issued 1,350,000 shares of common stock to The Mountain View Trust, and, in December 2006, Atheneum Capital LLC exercised its warrant in full for an aggregate exercise price of $50,000 and the Registrant issued 1,350,000 shares of common stock to Atheneum Capital LLC. We are registering for resale 4,050,000 of such shares.

The shares being registered for resale which were issued to our Chief Operating Officer and a former employee subsequent to our private placement offering were issued in the following transaction:

In April 2007, we began issuing shares of our common stock valued at $0.50 per share to Kelly McCrystal at a rate of 1,667 per month in lieu of a salary increase. On June 1, 2007, we made an identical arrangement with Jeffrey Kuehn. Total shares of common stock issued under these arrangements during the twelve months ended December 31, 2007 was 26,667. We are registering for resale all of such shares issued in 2007 to Ms. McCrystal and Mr. Kuehn pursuant to these arrangements.
The following table sets forth, to our best knowledge and belief, with respect to the selling stockholders:

•	The number of shares of common stock beneficially owned as of the date hereof,

•	The number of shares of common stock eligible for resale and to be offered by each selling stockholder pursuant to this prospectus,

•	The number of shares owned by each selling stockholder after the offering contemplated hereby, assuming all the shares eligible for resale pursuant to this prospectus actually are sold,

•	The percentage of shares of common stock beneficially owned by each selling stockholder after the offering contemplated hereby, and

•
In the notes to the table, additional information concerning the selling stockholders. Except as indicated in the notes to the table, all of the shares being offered for resale pursuant to this prospectus were acquired in our private placement offering conducted from September 2006 through June 2007. In addition, except as indicated in the notes to the table, no selling stockholder which is not a natural person, is a broker-dealer or an affiliate of a broker-dealer. With respect to each selling stockholder that is a broker-dealer, if any, or an employee of a broker-dealer, none of the shares being offered for resale pursuant to this prospectus were acquired as transaction-based compensation earned for investment banking services. No discounts, commissions or other forms of remuneration were paid in connection any of the transactions in which the selling stockholders acquired their shares. In addition, except as indicated in the notes to the table, no selling stockholder has had a material relationship during the past three years with the Company or any of its predecessors or affiliates.

We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rule, beneficial ownership includes any shares as to which the selling stockholder has or within 60 days has the right to acquire sole or shared voting power or investment power, and each selling stockholder’s percentage ownership is computed without regard to the amounts of shares that other selling stockholders have the right to acquire.

First Name	Last Name	Shares Owned	Shares to be Sold in this Offering	Share Ownership After Offering No. of Shares	Share Ownership After Offering % of Class

Eddie E.	Ballard	25,000	25,000	0	0%
James A.	Banister(1)	30,690,000	11,486,750	19,203,250	39.5%
Jeffrey M. & Josephine A.	Barber(2)	50,000	50,000	0	0%
John H.	Bargren	50,000	50,000	0	0%
Gregory	Bauer	25,000	25,000	0	0%
Rick & Kirstin	Berardino	50,000	50,000	0	0%
Jeanne M.	Bertonis	50,000	50,000	0	0%
Camilla	Calfee	25,000	25,000	0	0%
Nathan E.	Capps	50,000	50,000	0	0%
George M.	Cherry	100,000	100,000	0	0%
Michael	Clark	100,000	100,000	0	0%
Jack D.	Cowles	200,000	200,000	0	0%
Anne	Craven	40,000	40,000	0	0%
David V.	Crocker	100,000	100,000	0	0%
Michael	Dewhurst(3)	50,000	50,000	0	0%
Scott J.	Edwards	50,000	50,000	0	0%
James	Ehlers	50,000	50,000	0	0%
Mark	Eichhorn	25,000	25,000	0	0%
Dwight	Evans	100,000	100,000	0	0%
Kurt	Feuerman	400,000	400,000	0	0%
Michael E.	Flannigan	25,000	25,000	0	0%
Kevin & Katie	Flannigan	50,000	50,000	0	0%
Charles L.	Forbes	100,000	100,000	0	0%
Adriel&Heidi	Gaines(4)	50,000	50,000	0	0%
John	Gazecki	50,000	50,000	0	0%
John A.	Giacchi	75,000	75,000	0	0%
Lawrence J. & Holly F.	Glick	50,000	50,000	0	0%
Irving J. & Lois J.	Hall	50,000	50,000	0	0%
Kevin D. & John P.	Hearn	50,000	50,000	0	0%
Beth	Hopkins	50,000	50,000	0	0%
David L. & Kathy Y.	Johnson	50,000	50,000	0	0%
James J. & Irene J.	Jonczyk	25,000	25,000	0	0%
Joel	Jonczyk	100,000	100,000	0	0%
Philip R.	Jones	950,000	950,000	0	0%
Timothy E.	Jones	50,000	50,000	0	0%
Michael B.	Kjessler	50,000	50,000	0	0%
Stefan	Kneis	100,000	100,000	0	0%
Jeffrey	Kuehn(5)	434,697	11,667	423,030	1.0%
Tait	Lane(6)	25,000	25,000	0	0%

Richard	Lauritzen	150,000	150,000	0	0%
Joseph & Janet	Marrinan	50,000	50,000	0	0%
Gary A. & Juanita R.	Martin	25,000	25,000	0	0%
Hugh K. & Anne Marie	McCrystal	50,000	50,000	0	0%
Kelly	McCrystal(7)	1,159,545	15,000	1,144,545	2.0%
Bradley A.	Miner	50,000	50,000	0	0%
Michael H.	Monier	100,000	100,000	0	0%
Chad T.	Moore	50,000	50,000	0	0%
Lee	Musser	50,000	50,000	0	0%
Michael	Nobile	100,000	100,000	0	0%
Norbert	Nowak	60,000	60,000	0	0%
McKay	Pearson	25,000	25,000	0	0%
David & Kim	Prado(8)	50,000	50,000	0	0%
Michael	Radford(9)	50,000	50,000	0	0%
Robin	Rankin(10)	6,510,000	2,436,583	4,073,417	8.4%
John L.	Roglieri	100,000	100,000	0	0%
David	Rothenberg	100,000	100,000	0	0%
Lee	Rothman(11)	130,000	130,000	0	0%
Michael W.	Rowe	25,000	25,000	0	0%
Norm	Sather	50,000	50,000	0	0%
Richard G.	Schneider	50,000	50,000	0	0%
Anthony W.	Scorpio	100,000	100,000	0	0%
Robert T.	Shea	50,000	50,000	0	0%
Mark	Shefts(12)	50,000	50,000	0	0%
Nelson E. & Bethany	Shively	50,000	50,000	0	0%
Michael	Sirkus	50,000	50,000	0	0%
William L.	Taylor(13)	50,000	50,000	0	0%
Troy R.	Turner	50,000	50,000	0	0%
Wade	Weathers Jr.	50,000	50,000	0	0%
James	Wilbur	50,000	50,000	0	0%
Michael & Nannette	Worel	50,000	50,000	0	0%
Robert	Yamamoto	100,000	100,000	0	0%
Atheneum Capital LLC(14)		2,700,000	2,025,000	675,000	1.4%
Beaver LLC(15)		200,000	200,000	0	0%
Christopher W. Smiles Trust(16)		50,000	50,000	0	0%
E.S. Pegram IV Childrens Trust(17)		25,000	25,000	0	0%
Last Three, Ltd.(18)		50,000	50,000	0	0%
Nutty Capital, Inc.(19)		50,000	50,000	0	0%
SA Chestnut LLC(20)		100,000	100,000	0	0%
The Mountain View Trust(21)		2,770,000	2,095,000	675,000	1.4%
The Rockies Fund, Inc.(22)		50,000	50,000	0	0%
Zahrastnik Living Trust(23)		50,000	50,000	0	0%

			24,000,000

(1)
James A. Banister is President, Chief Executive Officer, Secretary, Treasurer and a Director of the Company. All of the shares being offered for resale were founders shares issued to Mr. Banister in May 2006.

(2)
Jeffrey M. Barber is an employee of Domestic Securities and Rushmore Capital, NASD broker/dealers. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(3)
Michael Dewhurst is an employee of Domestic Securities and Rushmore Capital, NASD broker/dealers. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(4)
Adriel Gaines is an employee of Strand, Atkinson, Williams & York, a NASD broker/dealer. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(5)
Jeffrey Kuehn is a former employee of the Company. All of the shares being offered for resale were shares issued to him in 2007 in lieu of a salary increase which shares were valued at $0.50 per share.

(6)
Tait Lane is an employee of Principal Funds Distributor, Inc., a NASD broker/dealer. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(7)
Kelly McCrystal is the Chief Operating Officer of the Company. All of the shares being offered for resale were shares issued to her in 2007 in lieu of a salary increase which shares were valued at $0.50 per share.

(8)
David Prado is an employee of Domestic Securities and Rushmore Capital, NASD broker/dealers. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(9)
Michael Radford is an employee of Goldcoast Securities, Inc., a NASD broker/dealer. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(10)	Robin Rankin is the Company’s Vice President of Business Development and Marketing. All of the shares being offered for resale were founders shares issued to Ms. Rankin in May 2006.

(11)
Lee Rothman is an employee of Equisearch Securities, Inc., a NASD broker/dealer. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(12)
Mark Shefts is an employee of Domestic Securities/Rushmore Capital and Breezy Securities, a NASD broker/dealer. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(13)
William L. Taylor is an employee of Wachovia Securities, a NASD broker/dealer. To the best of our knowledge, he purchased the registered shares in the ordinary course of business and at the time of purchase he had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares.

(14)
Richard Rankin exercises dispositive voting or investment control over the shares listed on behalf of such entity. All of the shares being offered for resale were purchased at $0.037 per share. Such entity purchased 1,350,000 shares in June 2006 at $0.037 per share and was issued warrants to acquire an additional 1,350,000 shares at $0.037 per share. Such warrants were exercised in full in December 2006.

(15)	Robert K. Jones exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(16)	Barbara C. Smiles exercises dispositive voting or investment control over the shares listed on behalf of such trust.

(17)	Edward Sanford Pegram exercises dispositive voting or investment control over the shares listed on behalf of such trust.

(18)	Michael Morley exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(19)	Scott McNulty exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(20)	William Salkewicz exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(21)
Steven Cloyes exercises dispositive voting or investment control over the shares listed on behalf of such entity. 2,025,000 of the shares being offered for resale were purchased at $0.037 per share. Such entity purchased 1,350,000 shares in June 2006 at $0.037 per share and was issued warrants to acquire an additional 1,350,000 shares at $0.037 per share. Such warrants were exercised in full in November 2006.

(22)	Stephen G. Calandrella exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(23)	Nino Zahrastnik exercises dispositive voting or investment control over the shares listed on behalf of such trust.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock at a per share price of $0.55. Such per share price represents a fixed price at which the selling stockholders identified herein may sell their shares until the Common Stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. At such time that the Common Stock is quoted on the OTC Bulletin Board, the selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders may also transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We have advised the selling shareholders that in the event of a “distribution” of the shares owned by the selling shareholders, such selling shareholders, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Exchange Act until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 under the Exchange Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The principal independent accountants for the Company for the Company’s two most recent fiscal years and any later interim period have not resigned, declined to stand for re-election or were dismissed.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Kaye Cooper Fiore Kay & Rosenberg, LLP, 30A Vreeland Road, Florham Park, New Jersey 07932.

EXPERTS

Our consolidated financial statements appearing in this prospectus and registration statement as of and for the year ended December 31, 2007 have been audited by Chisholm, Bierwolf & Nilson LLC, independent accountants as set forth in its report appearing elsewhere herein, and is included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of SpectrumDNA, Inc. and its consolidated subsidiary filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC’s public reference section at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings with the SEC are publicly available through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the EDGAR system.

Upon effectiveness of this registration statement, we will become subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we have and will continue to file reports, proxy statements and other information with the SEC. We furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

SPECTRUMDNA, INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

Chisholm
Bierwolf
&
Nilson, LLC Certified Public Accountants

Todd D. Chisholm, Audit Partner
Nephi J. Bierwolf, Tax Partner
Troy F. Nilson, Audit Partner

533 West 2600 South, Suite 25 • Bountiful, Utah 84010 • Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbncpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
SpecturmDNA, Inc.
(A Development Stage Company)
Park City, Utah

We have audited the accompanying balance sheet of SpectrumDNA, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2007 and 2006, and for the period May 15, 2006 (inception) through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of SpectrumDNA, Inc. (A Development Stage Company), as of December 31, 2007 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period May 15, 2006 (inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Chisholm, Bierwolf & Nilson LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
February 12, 2008

Member of AICPA, UACPA & Registered with PCAOB

SpectrumDNA, Inc.
(A Development Stage Company)
Consolidated Balance Sheet

ASSETS
December 31, 2007
CURRENT ASSETS

Cash	$1,833,552
Prepaid expenses	49,154
Employee advances	1,790

Total Current Assets	1,884,496

PROPERTY AND EQUIPMENT, NET	7,527

OTHER ASSETS

Security deposit	5,000
Patents and trademarks	4,425
Domain names	1,888
Product development, net	147,407

Total Other Assets	158,720

TOTAL ASSETS	$2,050,743

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$66,981
Accrued expenses	1,031
Other current liabilities	-

Total Current Liabilities	68,012

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 48,626,667 shares issued and outstanding	48,627
Additional paid-in capital	4,068,731
Deficit accumulated during the development stage	(2,134,627)

Total Stockholders' Equity	1,982,731

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,050,743

The accompanying notes are an integral part of these consolidated financial statements.

SpectrumDNA, Inc.
(A Development Stage Company)
Consolidated Statements of Operations

	For the Year Ended December 31, 2007	From inception on May 15, 2006 through December 31, 2006	Accumulted From Inception on May 15, 2006 through December 31, 2007

REVENUES, net	$53,952	$-	$53,952

COST OF SALES, net	43,949	-	43,949

GROSS PROFIT (LOSS)	10,003	-	10,003

OPERATING EXPENSES

General and administrative	298,030	194,216	492,246
Salaries and wages	1,453,982	83,518	1,537,500
Product development expenses	157,760	25,557	183,317
Bad debt expense	5,135	-	5,135
Depreciation	3,866	284	4,150

Total Operating Expenses	1,918,773	303,575	2,222,348

OPERATING LOSS	(1,908,770)	(303,575)	(2,212,345)

OTHER INCOME (EXPENSES)

Interest income	63,027	1,923	64,950
Other income	12,768	-	12,768

Total Other Income (Expenses)	75,795	1,923	77,718

NET LOSS	$(1,832,975)	$(301,652)	$(2,134,627)

BASIC LOSS PER SHARE	$(0.04)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	47,132,637	40,190,543

The accompanying notes are an integral part of these consolidated financial statements.

SpectrumDNA, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period May 15, 2006 (inception) through December 31, 2007

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit

Balance, May 15, 2006 (inception)	-	$-	-	$-	$-	$-

Issuance of founder shares at inception	-	-	37,200,000	37,200	(37,200)	-

Common shares issued for cash at $0.037 per share	-	-	5,400,000	5,400	194,600	-

Common shares issued for cash at $0.50 per share	-	-	2,025,000	2,025	1,010,475	-

Compensation expense associated with stock options and warrants	-	-	-	-	103,938	-

Net loss for the period from inception on May 15, 2006 through December 31, 2006	-	-	-	-	-	(301,652)

Balance, December 31, 2006	-	-	44,625,000	44,625	1,271,813	(301,652)

Common shares issued for cash at $0.50 per share	-	-	3,975,000	3,975	1,983,525	-

Common shares issued for services at $0.50 per share	-	-	26,667	27	13,309	-

Compensation expense associate with stock options and warrants	-	-	-	-	800,084	-

Net loss for the year ended December 31, 2007	-	-	-	-	-	(1,832,975)

Balance, December 31, 2007	-	$-	48,626,667	$48,627	$4,068,731	$(2,134,627)

The accompanying notes are an integral part of these financial statements.

SpectrumDNA, Inc.
(A Development Stage Company)
Statements of Cash Flows

	For the Year Ended December 31, 2007	From Inception on May 15, 2006 through December 31, 2006	From Inception on May 15, 2006 through December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,832,975)	$(301,652)	$(2,134,627)
Adjustments to reconcile net loss to net used by operating activities:
Depreciation and amortization	42,671	284	42,955
Stock options and warrants granted for services rendered	800,084	103,938	904,022
Common stock issued for services rendered	13,336	-	13,336
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	12,000	(12,000)	-
(Increase) decrease in employee advances	(940)	(850)	(1,790)
(Increase) decrease in prepaid expenses	(49,154)	-	(49,154)
(Increase) decrease in security deposits	(5,000)	-	(5,000)
Increase (decrease) in accounts payable and accrued expenses	14,545	53,467	68,012
Increase (decrease) in related party payable	(10,186)	10,186	-

Net Cash Used by Operating Activities	(1,015,619)	(146,627)	(1,162,246)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for fixed assets	(5,148)	(6,529)	(11,677)
Cash paid for product development	(159,140)	(27,072)	(186,212)
Cash paid for intangible assets	(850)	(5,463)	(6,313)

Net Cash Used by Investing Activities	(165,138)	(39,064)	(204,202)

CASH FLOWS FROM FINIANCING ACTIVITIES

Cash received from issuance of common stock	1,987,500	1,112,500	3,100,000
Cash received on exercise of warrants	-	100,000	100,000

Net Cash Provided by Financing Activities	1,987,500	1,212,500	3,200,000

NET DECREASE IN CASH	806,743	1,026,809	1,833,552

CASH AT BEGINNING OF PERIOD	1,026,809	-	-

CASH AT END OF PERIOD	$1,833,552	$1,026,809	$1,833,552

The accompanying notes are an integral part of these financial statements.

SpectrumDNA, Inc.
(A Development Stage Company)
Statements of Cash Flows (Continued)

	For the Year Ended December 31, 2007	From Inception on May 15, 2006 through December 31, 2006	Accumulated From Inception on May 15, 2006 through December 31, 2007

SUPPLIMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

NON-CASH TRANSACTIONS

Common stock issued for services	$13,337	$-	$13,337

The accompanying notes are an integral part of these financial statements.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Reclassification
Certain account balances from prior periods have been reclassified in these consolidated financial statements so as to conform with current year classifications.

Organization
SpectrumDNA, Inc. (the Company) was originally incorporated in the State of Utah on May 15, 2006 and subsequently merged into SpectrumDNA, Inc. which was incorporated in the State of Delaware on September 11, 2006. The Company is a development and holding company for next-generation consumer and business digital networked applications for the web and mobile wireless. In management's opinion, the accompanying consolidated financial statements presented include all adjustments necessary for a fair presentation. The consolidated financial statements include the accounts of SpectrumDNA, Inc. and its wholly-owned subsidiary, Cooshoo, Inc. which was created and capitalized by the Company (collectively, the Company). All intercompany accounts and transactions have been eliminated. Per SFAS 7 Accounting and Reporting by Development Stage Enterprises, the Company is considered to be in the development stage as primary planned operations have not yet commenced.

Development Stage Activities
In accordance with SFAS 7, “Accounting and Reporting by Development Stage Enterprises,” the Company has determined that it meets the criteria to report as a development stage company due to the fact that the Company has been engaged primarily in the development of its web-based software products and has earned no significant revenues to date.

Cash and Cash Equivalents
Cash equivalents are highly liquid investments with maturities of three months or less when purchased.

Concentrations of Credit Risk
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of temporary cash investments.

The Company maintains its cash balances at one financial institution. At times, such investments may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to significant credit risk on cash.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. No provision for bad debt existed at December 31, 2007.

Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three years.

Costs of renewals and improvements which substantially extend the useful life of the assets are capitalized. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in operations. Maintenance and repairs are expensed as incurred.

Income Taxes
Income taxes are provided for the income tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to the difference between the bases of certain assets and liabilities for financial reporting and income tax reporting. The deferred income taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current income tax payable or refundable for the year plus or minus the net change in the deferred income tax assets and liabilities.

Intangible Assets
In accordance with SFAS 142 “Goodwill and other Intangible Assets” intangible assets are amortized using the straight-line method over their estimated period of benefit of three years. The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All intangible assets are subject to amortization. No material impairments of intangible assets have been identified during the period presented. Capitalized product development costs are amortized to Cost of Sales.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Product Development
Product development expenses include programming, design, testing, and other outsourced costs associated with product development. Pursuant to SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” the Company charges costs incurred internally in creating software products to product development until technological feasibility has been established. Thereafter, all product development costs are capitalized until the product is launched into the market. Once the product is launched, all associated capitalized costs are amortized via the straight-line method over the estimated remaining economic life of the products. The amortization of these costs will be included in cost of revenue over the estimated life of the products. Product development expense for the periods ended December 31, 2007 and 2006 were $157,760 and $25,557, respectively.

Revenue Recognition
The Company intends to derive revenues from the sale and licensing of web based software applications. In addition, the Company may at times earn revenues from the performance of certain hosting, marketing, and contract labor services. Revenues will be recognized when earned and collection is reasonably assured. The Company’s revenue recognition policies are in compliance with the American Institute of Certified Public Accounts Statement of Position (SOP) 97-2 (as amended by SOP 98-4 and SOP 98-9) and related interpretations, “Software Revenue Recognition” and the Securities and Exchange commission Staff Accounting Bulletins No. 101 and 104. Revenues will be recognized ratably over the license period, only if no significant company obligations remain, the fee is fixed or determinable, and collection is received or the resulting receivable is deemed probable. Revenue will be recognized, net of any discounts and allowances. Provisions will be recorded for returns, concessions, and bad debts. Revenues which include technical support, will be based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence (VSOE) when significant. The Company VSOE will be determined by the price charged when each element is sold separately. Revenue from non-recurring programming, consulting service, support arrangements and training programs will be recognized as the services are provided.

Fair Value of Financial Instruments
The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses, and long-term debt approximate their market values as of December 31, 2007. The Company has no investments in derivative financial instruments.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Newly Issued Accounting Pronouncements
During the year ended December 31, 2007, the Company adopted the following accounting pronouncements:

SFAS No. 160, Noncontrolling interests in Consolidated Financial Statements - an amendment of ARB No. 51 - This Statement initiates new reporting requirements and accounting procedures with respect to minority interests in consolidated entities. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

SFAS No. 141R, Business Combinations - This Statements implements certain revisions to SFAS 141, including changes to the measurement of purchase consideration, measurement of goodwill, capitalization of in-process research and development, and definition of the acquisition date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

SFAS No. 157, Fair Value Measurements - This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. However, the application of this Statement may change how fair value is determined. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. As of December 1, 2007 the FASB has proposed a one-year deferral for the implementation of the Statement for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R) - This Statement requires that employers measure plan assets and obligations as of the balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. The other provisions of the Statement were effective as of the end of the fiscal year ending after December 15, 2006, for public companies. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Newly Issued Accounting Pronouncements (Continued)

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 - This Statement provides all entities with an option to report selected financial assets and liabilities at fair value. The Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, with early adoption available in certain circumstances. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities  - In this Issue, a consensus was reached that nonrefundable advance payments for future research and development activities should be deferred and capitalized. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Early application is not permitted. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

SEC Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings - SAB 109 expresses the current view of the staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings.  SEC registrants are expected to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

Advertising
Advertising costs are expensed as incurred. The Company recorded $5,645 and $662 in advertising expense during the years ended December 31, 2007 and 2006, respectively.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 -	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Net Income Per Share of Common Stock
The Company computes net income per share of common stock in accordance with SFAS No. 128, Earnings per Share (“SFAS 128”). Under the provisions of SFAS 128, basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options. The dilutive effect of outstanding stock options, is reflected in diluted earnings per share by application of the treasury stock method. Potential common shares of 8,510,180 resulting from outstanding stock options were not included in the calculation of diluted income (loss) per share as their effect would be antidilutive.

	2007	2006
Basic earnings per share:
Loss (numerator)	$(1,832,975)	$(301,652)
Weighted average number of shares outstanding - basic (denominator)	40,190,543	47,132,637

Per share amount	$(0.04)	$(0.01)

ShareBasedPayment

The Company adopted SFAS 123R, Share Based Payment, which requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as employee compensation expense over the requisite service period.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 2 -	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2007 are as follows:

Cost:
Computer equipment	$10,226
Software	800
Office furniture	650
Less: accumulated depreciation	(4,149)

Net book value	$7,527

Depreciation expense for the years ended December 31, 2007 and 2006 was $3,866 and $284, respectively.

NOTE 3 -	INTANGIBLE ASSETS

Information regarding intangible assets that are being amortized is as follows:

Cost:
Patents and trademarks	$4,425
Domain names	1,888
Product development costs	186,212
Total Intangible Assets	192,525

Less: accumulated amortization	(38,805)

Net book value	$153,720

Amortization expense for the years ended December 31, 2007 and 2006 was $38,805 and $0, respectively.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 4 -	INCOME TAXES

The components of current income tax expense as of December 31, 2007 and 2006 consist of the following:
	2007	2006
Current federal tax expense	$-	$-
Current state tax expense	-	-
Change in NOL benefits	(371,300)	(73,800)
Change in depreciation differences	(9,800)	200
Change in contribution benefits	(400)	-
Change in valuation allowance	381,500	73,600

	$-	$-

The net deferred income taxes in the accompanying balance sheet include the following amounts of deferred income tax assets:
	2007	2006
Net income tax assets:
Net operating loss carryforward	$445,100	$73,800
Contribution carryforward	400	-

Less: Deferred income tax liabilities:
Depreciation differences	9,600	(200)

Less: Valuation allowance	(455,100)	(73,600)

Net deferred income tax asset	$-	$-

The following is a reconciliation of the provision for income taxes at the United States of America federal income tax rate to the income taxes reflected in the statement of operations:

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 4 -	INCOME TAXES (CONTINUED)

As of December 31, 2007, the Company’s net deferred tax assets are offset by a valuation allowance of $455,100. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the year in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

As of December 31, 2007 and 2006, the Company has approximately $1,193,000 and $198,000, respectively, of net operating loss carryforwards available to reduce future taxable income. These carryforwards will expire in 2027.

NOTE 5 -	PREFERRED STOCK

The Company is authorized to issue up to 10,000,000 shares of preferred stock with a par value of $0.001. As of December 31, 2007, no such shares had been issued. The preferred stock will be entitled to preference over the Company’s common stock with respect to the distribution of assets in the event of a Company liquidation, dissolution, or winding-up, or any other distribution of assets of the corporation among its stockholders for the purpose of winding-up its affairs. The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by our Board of Directors. The Board holds power to determine the relative powers, preferences, and rights of each series of preferred stock.

NOTE 6 -	STOCKHOLDERS EQUITY

On May 15, 2006, at inception, the Company issued 37,200,000 shares of common stock to its founders for no consideration.

During the year ended December 31, 2006, the Company issued 2,700,000 shares of its common stock at $0.037 per share to investors for cash totaling $100,000. As part of the agreement, the Company also granted 2,700,000 warrants at an exercise price of $0.037. The warrants vest upon grant and are exercisable anytime until December 31, 2007.

During the year ended December 31, 2006, the Company issued 2,700,000 shares of its common stock at $0.037 per share to investors upon exercise of warrants for cash totaling $100,000.

During the year ended December 31, 2006, the Company issued 2,025,000 shares of its common stock at $0.50 per share to investors for cash totaling $1,012,500.

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 6 -	STOCKHOLDERS EQUITY (Continued)

During the year ended December 31, 2007, the Company issued 3,975,000 shares of its common stock at $0.50 per share to various investors for cash totaling $1,987,500.

During the year ended December 31, 2007 the Company issued 26,667 shares of its common stock at $0.50 per share for services rendered in the amount of $13,336.

NOTE 7-	SHARE BASED PAYMENT

The Company adopted SFAS 123R, which requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as employee compensation expense over the requisite service period.

During 2007 and 2006, the Company recorded $800,084 and $103,938, respectively, in compensation expense related to share-based payment awards as a result of adopting SFAS 123R. The Company recognizes compensation expense for share-based payment awards on the straight-line basis over the requisite service period of the entire award, unless the awards are subject to market conditions, in which case the Company recognizes compensation expense over the requisite service period of each separate vesting installment. Compensation expense related to share-based payment awards is recorded in general and administrative expense. The fair value of each option or warrant award is estimated on the date of the grant using the Black-Scholes -pricing model that uses the assumptions noted in the following table. The expected term of the options or warrants granted represents the period of time that options or warrants granted are expected to be outstanding. Expected volatilities are based on historical volatility of the stock of similar companies and other factors. The risk-free interest rate for the period matching the expected term of the option or warrant is based on the U.S. Treasury yield curve in effect at the time of the grant.

The following table sets forth information about the weighted-average fair value of options granted during the period ended December 31, 2007 and the weighted-average assumptions used for such grants:

Dividend yields	0.0%
Expected volatility	68.5%
Risk-free interest rate	4.6%
Option terms	3 - 4 years

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 7-	SHARE BASED PAYMENT(CONTINUED)

Common Stock Options
Changes in stock options issued to employees for the period ended December 31, 2007 and 2006 are as follows:
		Weighted
	Number	Average
	Of	Exercise
	Options	Price
Outstanding at inception	-	$-
Granted	2,970,000	0.04
Exercised	-	-
Cancelled	-	-

Outstanding, December 31, 2006	2,970,000	$0.04

Exercisable, December 31, 2006	106,250	$0.04

Outstanding, December 31, 2006	2,970,000	$0.04
Granted	6,890,180	0.50
Exercised	-	-
Cancelled	(1,350,000)	0.04
Outstanding, December 31, 2007	8,510,180	$0.41
Exercisable, December 31, 2007	1,460,833	$0.34

SPECTRUMDNA, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

NOTE 7-	SHARE BASED PAYMENT(CONTINUED)

Common Stock Options (Continued)

The following table summarizes information about employee stock options outstanding at December 31, 2007:

Options Outstanding				Options Exercisable
			Weighted
			Average
		Weighted	Remaining		Weighted
Range of		Average	Contractual		Average
Exercise	Number	Exercise	Life	Number of	Exercise
Prices	Outstanding	Price	(in years)	Options	Price
$ 0.037	1,620,000	$0.037	8.84	630,000	$0.037
0.500	6,890,180	0.050	9.61	830,833	0.500
	8,510,180			1,460,833	$0.340

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF SPECTRUMDNA, INC SINCE THE DATE OF THIS PROSPECTUS.

UNTIL 90 DAYS AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

SPECTRUMDNA, INC.

24,000,000 SHARES OF COMMON STOCK

PROSPECTUS

_________________, 2008

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Delaware General Corporation Law and the Registrant’s Bylaws provide for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities. In general, the Registrant’s directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in the Registrant’s best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Registrant’s directors is limited as provided in the Registrant’s Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee	$518.76
Printing and Engraving Expenses	$2,500.00
Legal Fees and Expenses	$35,000.00
Accountants’ Fees and Expenses	$10,000.00
Miscellaneous Costs	$5,000.00
Total	$53,018.76

All of these expenses, except for the SEC registration and filing fees, represent estimates only. The Registrant will pay all of the expenses of this offering.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In May 2006, the Registrant issued 30,690,000 shares of common stock to James A. Banister and 6,510,000 shares of common stock to Robin Rankin. All of said shares were founders’ shares.

In June 2006, the Registrant sold to each of Atheneum Capital LLC and The Mountain View Trust 1,350,000 shares of common stock and warrants to acquire up to 1,350,000 shares of common stock, exercisable until December 31, 2007 at an exercise price of $0.037 per share. The purchase price for the aggregate interests (2,700,000 shares of common stock and warrants to purchase 2,700,000 shares of common stock) was $50,000 each, for a total investment of $100,000. In November 2006, The Mountain View Trust exercised its warrant in full for an aggregate exercise price of $50,000 and the Registrant issued 1,350,000 shares of common stock to The Mountain View Trust, and, in December 2006, Atheneum Capital LLC exercised its warrant in full for an aggregate exercise price of $50,000 and the Registrant issued 1,350,000 shares of common stock to Atheneum Capital LLC.

From September 2006 through June 2007, the Registrant conducted a private placement of up to 6,000,000 shares of Common Stock at $0.50 per share, selling 6,000,000 shares of Common Stock for aggregate gross proceeds of $3,000,000 (the “Private Placement”). No broker-dealer was utilized in connection with this offering. Purchasers of shares of Common Stock in the Private Placement included all selling shareholders, as previously listed herein. All purchasers were accredited investors, as defined in Regulation D under the Securities Act.

In November 2006, Kelly McCrystal was granted a stock option to acquire 1,620,000 shares of common stock at $0.037 per share, and, in December 2006, Jeffrey Kuehn was granted stock options to acquire up to 1,080,000 shares of common stock at $0.037 per share, and Michael Nestor was granted stock options to acquire up to 270,000 shares of common stock at $0..037 per share. In June 2007, the Registrant and Mr. Kuehn and Mr. Nestor agreed to cancel the options to acquire 1,350,000 shares of common stock at an exercise price of $0.037, originally granted in December 2006.  In June 2007, Kelly McCrystal was granted stock options to acquire 1,080,000 shares of common stock at $0.50 per share; Jeffrey Kuehn was granted stock options to acquire 540,000 shares of common stock at $0.50 per share; Todd D. Wakefield was granted stock options to acquire 100,000 shares of common stock at $0.50 per share; and James C. Ackerly was granted stock options to acquire 300,000 shares of common stock at $0.50 per share. In October 2007, Kelly McCrystal was granted stock options to acquire 1,000,080 shares of common stock at $0.50 per share; Jeffrey Kuehn was granted stock options to acquire 2,080,080 shares of common stock at $0.50 per share; Michael Nestor was granted stock options to acquire 520,020 shares of common stock at $0.50 per share; Heather Semon was granted stock options to acquire 520,000 shares of common stock at $0.50 per share; and Chad Tilbury was granted stock options to acquire 750,000 shares of common stock at $0.50 per share.

In April 2007, the Registrant began issuing shares of its common stock valued at $0.50 per share to Kelly McCrystal at a rate of 1,667 per month in lieu of a salary increase. On June 1, 2007, the Registrant made an identical arrangement with Jeffrey Kuehn. Total shares of common stock issued under these arrangements during the twelve months ended December 31, 2007 was 26,667. Commencing as of January 2008, the Registrant began issuing shares of its common stock valued at $0.55 per share to both Ms. McCrystal and Mr. Kuehn at a rate of 1,515 per month in lieu of a salary increase. Total shares issued under these arrangements to date in 2008 is 7,575. No further shares will be issued to Mr. Kuehn under these arrangements as a result of his leaving the employ of the Registrant.

All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 thereunder.

ITEM 27.  EXHIBITS.

The following exhibits are included as part of this Form S-1.

Exhibit Number	Name of Exhibit	Incorporated by Reference to

2.1	Agreement and Plan of Merger dated January 18, 2008 among SpectrumDNA, Inc., SpectrumDNA Holdings, Inc. and SpectrumDNA Merger Sub, Inc.	Exhibit 2.1 (1)

3.1	Certificate of Incorporation of SpectrumDNA Holdings, Inc. filed January 16, 2008 (Delaware)	Exhibit 3.1 (1)

3.2	Certificate of Amendment of Certificate of Incorporation of SpectrumDNA Holdings, Inc. filed January 23, 2008 (Delaware)	Exhibit 3.2 (1)

3.3	Bylaws	Exhibit 3.3 (1)

4.1	Form of Stock Option Agreement granted to various persons at various times from November 2006 to date	Exhibit 4.1 (1)

4.2	Form of Subscription Agreement from private placement offering conducted from September 2006 through June 2007	*

4.3	Form of Warrant granted to Atheneum Capital LLC and The Mountain View Trust	*

4.4	Investment Agreement with Kelly A. McCrystal	*

4.5	Investment Agreement with Jeffrey Kuehn	*

5.1	Opinion of Kaye Cooper Fiore Kay & Rosenberg, LLP	Exhibit 5.1 (1)

10.1	Assignment of Property dated June 1, 2006 between James Banister and SpectrumDNA, Inc.	Exhibit 10.1 (1)

10.2	Assignment of Property dated June 1, 2006 between Robin Rankin and SpectrumDNA, Inc.	Exhibit 10.2 (1)

10.3	Assignment of Property dated August 30, 2006 between James Banister and Cooshoo, Inc.	Exhibit 10.3 (1)

10.4	Trademark License Agreement dated September 6, 2006 between James Banister and SpectrumDNA, Inc.	Exhibit 10.4 (1)

10.5	Lease Agreement dated July 17, 2007 between SpectrumDNA, Inc. and East West Center, LLC	Exhibit 10.5 (1)

21.1	Subsidiaries of the Registrant	Exhibit 21.1 (1)

23.1	Consent of Kaye Cooper Fiore Kay & Rosenberg, LLP (included in Exhibit 5.1)	Exhibit 23.1 (1)

23.2	Consent of Chisholm, Bierwolf & Nilson LLC	*

24	Power of Attorney (included in the signature page of this Registration Statement)	Exhibit 24 (2)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on January 28, 2008, File No. 333-148883, and incorporated by reference herein.

(2)	Filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed as Form S-1/A on March 25, 2008, File No. 333-148883, and incorporated by reference herein.

*	Filed herewith.

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1. Include any prospectus required by Section 10(a)(3) of the Securities Act;

2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

3. Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, Utah, on this 28th day of April, 2008.

SPECTRUMDNA, INC.

By:	/s/ James A. Banister
James A. Banister, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James A. Banister	President and Chief Executive	4/28/2008
James A. Banister	Officer, Chairman of the Board, Secretary, Treasurer and Director (Principal Executive Officer)

/s/ Kelly A. McCrystal	Chief Operating Officer	4/28/2008
Kelly A. McCrystal	(Principal Financial Officer and Principal Accounting Officer)

/s/ James C. Ackerly*	Director	4/28/2008
James C. Ackerly

*By: /s/ James A. Banister
James A. Banister,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Name of Exhibit	Incorporated by Reference to

2.1	Agreement and Plan of Merger dated January 18, 2008 among SpectrumDNA, Inc., SpectrumDNA Holdings, Inc. and SpectrumDNA Merger Sub, Inc.	Exhibit 2.1 (1)

3.1	Certificate of Incorporation of SpectrumDNA Holdings, Inc. filed January 16, 2008 (Delaware)	Exhibit 3.1 (1)

3.2	Certificate of Amendment of Certificate of Incorporation of SpectrumDNA Holdings, Inc. filed January 23, 2008 (Delaware)	Exhibit 3.2 (1)

3.3	Bylaws	Exhibit 3.3 (1)

4.1	Form of Stock Option Agreement granted to various persons at various times from November 2006 to date	Exhibit 4.1 (1)

4.2	Form of Subscription Agreement from private placement offering conducted from September 2006 through June 2007	*

4.3	Form of Warrant granted to Atheneum Capital LLC and The Mountain View Trust	*

4.4	Investment Agreement with Kelly A. McCrystal	*

4.5	Investment Agreement with Jeffrey Kuehn	*

5.1	Opinion of Kaye Cooper Fiore Kay & Rosenberg, LLP	Exhibit 5.1 (1)

10.1	Assignment of Property dated June 1, 2006 between James Banister and SpectrumDNA, Inc.	Exhibit 10.1 (1)

10.2	Assignment of Property dated June 1, 2006 between Robin Rankin and SpectrumDNA, Inc.	Exhibit 10.2 (1)

10.3	Assignment of Property dated August 30, 2006 between James Banister and Cooshoo, Inc.	Exhibit 10.3 (1)

10.4	Trademark License Agreement dated September 6, 2006 between James Banister and SpectrumDNA, Inc.	Exhibit 10.4 (1)

10.5	Lease Agreement dated July 17, 2007 between SpectrumDNA, Inc. and East West Center, LLC	Exhibit 10.5 (1)

21.1	Subsidiaries of the Registrant	Exhibit 21.1 (1)

23.1	Consent of Kaye Cooper Fiore Kay & Rosenberg, LLP (included in Exhibit 5.1)	Exhibit 23.1 (1)

23.2	Consent of Chisholm, Bierwolf & Nilson LLC	*

24	Power of Attorney (included in the signature page of this Registration Statement)	Exhibit 24 (2)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on January 28, 2008, File No. 333-148883, and incorporated by reference herein.

(2)	Filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed as Form S-1/A on March 25, 2008, File No. 333-148883, and incorporated by reference herein.

*	Filed herewith.